                                                                    Exhibit 10.1

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                          COURTSIDE ACQUISITION CORP.,

                                       AND

                        AMERICAN COMMUNITY NEWSPAPERS LLC

                    AND SOLELY FOR PURPOSES OF SECTION 2.22,

                                 ACN HOLDING LLC

                          DATED AS OF JANUARY 24, 2007

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") dated as of January 24,
2007, is by and among Courtside Acquisition Corp., a Delaware corporation
("Purchaser"), American Community Newspapers LLC, a Delaware limited liability company ("Seller") and solely for purposes of Section 2.22, ACN Holding LLC, the sole member of the Seller. As used in this Agreement, unless the context clearly requires otherwise, the term "Seller" shall include Seller's direct and indirect
Subsidiaries (as defined in Section 2.2(a)).

                                    RECITALS

     A. The Seller operates a business as the owner and operator of community newspapers and other publications (the "Business").

     B. Upon the terms and subject to the conditions of this Agreement,
Purchaser and Seller intend to enter into a business combination transaction by means of the purchase by Purchaser (or by a subsidiary of Purchaser formed for such purpose), for cash, certain of the assets, and the assumption by Purchaser
(or such subsidiary of Purchaser) of certain of the liabilities incurred in the ordinary course of business, of Seller in connection with the Business (the
"Acquisition").

     C. The Boards of Directors of Purchaser and the Board of Managers and the
sole member of Seller have determined that the Acquisition is fair to, and in the best interests of, their respective companies and their respective stockholders and members.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (defined terms used in this Agreement are listed alphabetically in
Article IX, together with the Section and, if applicable, paragraph number in which the definition of each such term is located), IT IS AGREED:

                                   ARTICLE I

                       THE ACQUISITION AND RELATED MATTERS

     1.1 The Acquisition. At the Closing (as defined in Section 1.9) and subject to and upon the terms and conditions of this Agreement, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, free of all Liens (as defined in Section 10.2(e)), other than Permitted Liens (as defined in Section 10.2(e) but excluding Permitted
Liens included under clause (v) of such definition), all of Seller's right, title and interest in, to and under all of the assets of Seller, including all outstanding shares of capital stock of its directly owned Subsidiary (as defined in Section 2.2(a)), Amendment I, Inc. (collectively, the "Acquired Assets"), other than the Excluded Assets (as defined in Section 1.2).

The Acquired Assets shall include but not be limited to the assets and rights set forth in Schedule 1.1 annexed hereto.

     1.2 Excluded Assets. (a) Notwithstanding anything to the contrary contained in Section 1.1, the Acquired Assets shall not include: (i) cash, cash equivalents or similar type investments of Seller, such as certificates of deposit, Treasury bills and other marketable securities on hand and/or in banks, except for proceeds of insurance in respect of loss or damage to tangible property which occurs on or prior to the Closing and not applied to repair or replace such property, net of the costs of collection ("Insurance Proceeds");
(ii) Seller's membership interest record books and such other books and records as pertain to the organization, capitalization or maintenance of Seller as a limited liability company; (iii) any of the rights of Seller under this
Agreement or any ancillary agreement or document between Seller and Purchaser entered into on or after the date of this Agreement; (iv) those assets set forth in Schedule 1.2, (v) all accounts receivable, tax, insurance or other refunds or claims which relate to the period prior to the Closing and are not included in the calculation of the Balance Sheet Working Capital (except receivables or claims in respect of Insurance Proceeds), and (vi) any books and records relating exclusively to any of the foregoing (collectively, the "Excluded
Assets").

          (b) In the event any amounts collected by or paid to the Purchaser relate to Excluded Assets, then the Seller shall be entitled to and Purchaser shall turn over to the Seller, the entirety of the amounts so collected as and when received.

     1.3 Assumed Liabilities. At the Closing, Purchaser shall assume and become responsible for the payment and performance of all (a) liabilities arising under the Seller Contracts relating to the period after the Closing, other than liabilities arising under any Seller Contract in respect of indebtedness for borrowed money or capital leases and (b) other liabilities of Seller existing on the Closing Date, but only to the extent set forth on Schedule 1.3(a) or taken into account in calculating the Balance Sheet Working Capital. The liabilities to be so assumed by Purchaser are hereinafter referred to as the "Assumed
Liabilities." All other liabilities of the Seller, including, without limitation, those set forth on Schedule 1.3(b), are hereinafter referred to as the "Excluded Liabilities."

     1.4 Purchase Price. (a) The purchase price for the Acquired Assets to be paid to Seller by Purchaser (the "Purchase Price") shall be One Hundred Sixty
Five Million Dollars ($165,000,000), subject to adjustment as set forth in
Section 1.5 and allocated among the Acquired Assets as set forth in Schedule 1.4
(as such may be agreed upon by the Seller and Purchaser prior to the Closing), and each of the parties agrees that any forms or schedules required to be filed by it with the Internal Revenue Service shall be consistent therewith. Payment of such amount shall be made to Seller by Purchaser at the Closing in the manner set forth in clause (b), below.

          (b) At the Closing, the Purchase Price shall be delivered as follows:

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               (i) Purchaser shall deliver to Seller by wire transfer of
immediately available funds to an account specified by Seller by written notice to Purchaser given no later than two (2) business days prior to the Closing
Date, the sum of One Hundred Fifty One Million Eight Hundred Thousand Dollars
($151,800,000) (the "Initial Payment Amount"), plus or minus the adjustments set forth in Section 1.5, below.

               (ii) Purchaser shall deliver the sum of Twelve Million Five
Hundred Thousand Dollars ($12,500,000) (the "Escrow Funds"), by wire transfer of immediately available funds, to Continental Stock Transfer & Trust Company (the
"Escrow Agent"), to be held in accordance with the terms and conditions of the
Escrow Agreement to be entered into at the Closing by the Purchaser, Seller and
Escrow Agent, as provided in Section 1.7, below, in the form annexed hereto as
Exhibit A (the "Escrow Agreement").

               (iii) Purchaser shall cause the Deposit Escrow Agent (defined in
Section 1.8, below) to deliver the Deposit (defined in Section 1.8, below) to the Seller's account specified in clause (i) above, by wire transfer of immediately available funds and the interest accrued thereon to such account as may be designated by the Purchaser.

     1.5 Adjustment to Purchase Price. The Initial Payment Amount shall be adjusted as hereinafter provided.

          (a) At the Closing, Seller shall deliver to Purchaser an estimate of the Seller's Working Capital (as hereinafter defined) as of the Effective Time
(defined in Section 10.2(g)) (the "Closing Working Capital"), together with a schedule setting forth its calculation thereof. If the Closing Working Capital is greater than the Target Working Capital, the Purchase Price and the Initial
Payment Amount shall be increased on a dollar for dollar basis by the amount of the difference between the Closing Working Capital and the Target Working
Capital. If the Closing Working Capital is less than the Target Working Capital, the Purchase Price and Initial Payment Amount shall be decreased on a dollar for dollar basis by the amount of the difference between the Target Working Capital and the Closing Working Capital. As used herein, "Working Capital" means, whether positive or negative, (1) the sum of the current assets of the Seller that are Acquired Assets as of the Closing (including expenses incurred in connection with acquisitions approved under Section 4.1(e) or otherwise disclosed in item B(1) of Schedule 4.1(e), net of liabilities in respect of such expenses) but excluding Insurance Proceeds and receivables and claims with respect thereto, less (2) the sum of the current liabilities of the Seller that are included in the Assumed Liabilities as of the Closing (excluding accrued interest and current portions of long term debt), determined by Seller in accordance with U.S. GAAP (as defined in Section 2.6(a)) and consistent with
Seller's prior practice. For purposes hereof, the term "Target Working Capital"
means $1,200,000, increased by the amount by which actual paid time off ("PTO")
accruals of the Seller as of the Closing Date are less than $325,000 or decreased by the amount by which actual PTO accruals of the Seller as of the
Closing Date are greater than $325,000.

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          (b) As promptly as practicable following the Closing Date, but in no event later than forty five (45) days thereafter, the Purchaser shall cause to be prepared and delivered to the Seller an unaudited balance sheet of the
Business acquired pursuant to this Agreement at the Effective Time (the "Closing
Balance Sheet") setting forth Purchaser's calculation of the Closing Working
Capital. The Closing Balance Sheet shall be prepared in accordance with U.S.
GAAP and in a manner consistent with the past practices of the Seller and the audited balance sheet included in the financial statements delivered pursuant to
Section 5.11(b) below.

          (c) On the fifteenth (15th) day after the date on which the Closing
Balance Sheet has been delivered to the Seller (or such earlier date as the
Seller notifies the Purchaser in writing), if the Closing Working Capital derived from the Closing Balance Sheet (the "Balance Sheet Working Capital") is
not disputed by the Seller pursuant to Section 1.5(e) hereof, (i) in the event that the Balance Sheet Working Capital exceeds the estimated Closing Working
Capital calculated by Seller pursuant to clause (a) above, then the Purchaser shall immediately pay to the Seller the amount by which the Balance Sheet
Working Capital exceeds the Seller's estimate of the Closing Working Capital
(the "Working Capital Surplus"), and (ii) in the event that the estimated
Closing Working Capital calculated by Seller pursuant to clause (a) above exceeds the Balance Sheet Working Capital (such excess amount being the "Working
Capital Deficit"), then the parties shall cause the Escrow Agent to pay to the
Purchaser out of the Escrow Funds up to $400,000 of the amount equal to the
Working Capital Deficit pursuant to the Escrow Agreement and Seller shall immediately pay to the Purchaser the balance of the Working Capital Deficit, if any. In addition, it is understood and agreed that if the Seller does not deliver a Dispute Notice to the Purchaser within fifteen (15) days after the delivery of the Closing Balance Sheet to the Seller (the "15-Day Period"), then the Closing Balance Sheet and the amount of the Balance Sheet Working Capital shown thereon shall be deemed accepted in all respects by the Seller and shall be final and binding upon the parties hereto with the effects set forth in clauses (i) and (ii) of this subsection (c).

          (d) During the 15-Day Period, the Purchaser agrees to furnish to the
Seller and its accountants and agents full access to all working papers, books, records, financial data, calculations and other documentation used in the preparation of the proposed Closing Balance Sheet and the calculation of the
Balance Sheet Working Capital.

          (e) If the Seller disputes the Closing Balance Sheet (or any component thereof) or the calculation of the Balance Sheet Working Capital shown on the
Closing Balance Sheet (or any component thereof), the Seller shall give written notice (the "Dispute Notice") to the Purchaser within the 15-Day Period, which
Dispute Notice shall specify in reasonable detail the matters and the reasons for such dispute and the amount(s) in dispute. If the Seller and the Purchaser are unable to resolve the disputed matters within thirty (30) days after receipt by the Purchaser of the Dispute Notice, all disputed matters raised in the
Dispute Notice and not so resolved (the "Disputed Matters") shall be submitted to PricewaterhouseCoopers LLP, and if such accounting firm does not accept the engagement, then to such recognized independent accounting firm as is chosen by mutual agreement of the Seller and the Purchaser acting in good

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faith (such firm which accepts the engagement, the "Independent Auditor"), for final resolution in accordance with the terms and provisions of this Agreement.
The Purchaser and the Seller shall use their respective best efforts to cause the Independent Auditor to make its determination as to the resolution of the
Disputed Matters (the "Auditor Determination") as soon as possible, but in no event later than thirty (30) days after receipt of the Disputed Matters. The
Independent Auditor shall be obligated to follow the Purchase Price adjustment terms and conditions set forth in this Agreement and shall not be entitled to award an amount greater than the greatest value claimed by either party or less than the least amount claimed by either party. The Auditor Determination shall be final and binding upon the parties hereto and shall be limited to Disputed
Matters. The Auditor Determination shall be reflected in a written report which shall be delivered promptly by the Independent Auditor to the Seller and the
Purchaser. One-half of all fees and disbursements of the Independent Auditor shall be paid by the Purchaser and one-half of such fees and disbursements shall be paid by the Seller. Any payment to be made as a consequence of the Auditor
Determination by the Independent Auditor shall be made, free and clear of any deductions or set-off, not later than three business days after the receipt of the Auditor Determination by the Seller and the Purchaser, in accordance with the provisions of clauses (i) and (ii) of Section 1.5(c).

          (f) All amounts paid pursuant to this Section 1.5 shall be paid by bank wire transfer of immediately available funds.

     1.6 Additional Consideration.

          (a) 2008 NCF Earnout.

                    (i) If, for the fiscal year ending December 28, 2008,
          Purchaser generates earnings before interest expense, taxes on income, depreciation and amortization expense and corporate overhead expense, which shall include but not be limited to those expenses set forth on
          Schedule 1.6(a) ("NCF") equal or greater than Nineteen Million Dollars
          ($19,000,000), Purchaser shall pay Seller the amount set forth in
          Schedule 1.6 annexed hereto corresponding to the actual amount of NCF for such fiscal year. The calculation of NCF shall (A) be done in a manner consistent with past practices of the Seller, (B) be equitably adjusted on a pro forma basis to account for acquisitions made by
          Purchaser which occur in 2008, as if such acquisitions had occurred as of the first day of such year, including by adding back negative NCF or deducting positive NCF amounts associated with discontinued
          operations or businesses or portions thereof not acquired, and by adding back to NCF (1) compensation, personal items, perquisites and benefits (such as, without limitation, country club dues, life insurance premiums and other payments for goods and services or use of property), solely to the extent paid or provided to the prior owners or their affiliates and which are in excess of amounts paid to such persons following the closing or to persons hired to perform the functions or provide the goods or services or use of property

                                       5

          previously provided or supplied by such prior owners or affiliates thereof solely to the extent of such excess (it being understood and agreed that if the amounts paid to such prior owners or their affiliates pre-acquisition were less than (x) fair value and such payments to such owners or affiliates are increased to fair value as of the Closing or (y) the amount paid or agreed to be paid to unrelated parties for replacement goods or services or use of replacement property as of the time immediately following the closing of such acquisition or as soon as practicable thereafter, then the difference shall be deducted from NCF), and (2) other non-ordinary course non-recurring expenses or revenues included in computing such
          NCF to the extent adding back or deducting such non-recurring expenses or revenue to or from NCF is permitted or required by the Purchaser's lenders under its senior credit facility for purposes of calculating adjusted NCF (or the equivalent) thereunder, (C) disregard extraordinary expenses and revenues, and (D) be equitably adjusted to account for dispositions occurring following the Closing Date by reducing the NCF targets set forth on Schedule 1.6 by an amount equal to the NCF associated with any such dispositions for the twelve (12)
          months immediately preceding such disposition. It is understood and agreed that following the Closing and until December 28, 2008, the
          Purchaser shall (1) operate the Business in good faith, in accordance with the past practices of the Seller, including, but not be limited to, in respect of the timing of expenses recognition and (2) deliver monthly financial statements to the Seller, in substantially similar form to those provided to Purchaser under Section 5.11(a), below or such other monthly reports as may be generally required by the
          Purchaser's lenders, subject to the execution of a confidentiality agreement in customary form. In the event of a change in control of
          Purchaser or a sale of all or substantially all of Purchaser's assets prior to December 28, 2008, Purchaser agrees that the documents executed in connection with such transaction shall provide that the buyer thereunder will assume Purchaser's obligation under this Section
          1.6(a).

                    (ii) As promptly as practicable, but in no event later than
          April 15, 2009, the Purchaser shall deliver to Seller the audited financial statements of the Purchaser for the year ended December 31,
          2008 (the "2008 Audited Financials") together with its calculation of the NCF, derived from the income statement included in the 2008
          Audited Financials and adjusted for any acquisitions, dispositions or other extraordinary items, as described above.

                    (iii) On the thirtieth (30th) day after the date on which
          the 2008 Audited Financials have been delivered to the Seller, if the
          NCF derived from the 2008 Audited Financials and provided under clause
          (ii) above is not disputed by the Seller pursuant to Section 1.6(a)(v)
          hereof, then the Purchaser shall pay to the Seller the applicable amount set forth on Schedule 1.6. In addition, it is understood and agreed that if the Seller does not deliver a NCF Dispute Notice to the
          Purchaser within fifteen (15) days after the delivery of the 2008
          Audited

                                        6

          Financials to the Seller (the "NCF Review Period"), then the 2008
          Audited Financials and the calculation of NCF derived therefrom and delivered under clause (ii) above shall be deemed accepted in all respects by the Seller and shall be final and binding upon the parties hereto with the effects set forth in this clause (iii).

                    (iv) During the NCF Review Period, the Purchaser agrees to furnish to the Seller and its accountants and agents full access to all accounting working papers (subject to Seller's execution of a customary access letter with Purchaser's independent accountants), books, records, financial data, calculations and other documentation used in the preparation of the proposed 2008 Audited Financials and the calculation of the NCF.

                    (v) If the Seller disputes the calculation of the NCF
          derived from the 2008 Audited Financials (or any component thereof), the Seller shall give written notice (the "NCF Dispute Notice") to the
          Purchaser within the NCF Review Period, which NCF Dispute Notice shall specify in reasonable detail the matters and the reasons for such dispute and the amount(s) in dispute. If the Seller and the Purchaser are unable to resolve the disputed matters within thirty (30) days after receipt by the Purchaser of the NCF Dispute Notice, all disputed matters raised in the NCF Dispute Notice and not so resolved (the "NCF
          Disputed Matters") shall be submitted to the Independent Auditor, for final resolution in accordance with the terms and provisions of this
          Agreement. The Purchaser and the Seller shall use their respective best efforts to cause the Independent Auditor to make its
          determination as to the resolution of the NCF Disputed Matters (the
          "Auditor NCF Determination") as soon as possible, but in no event later than thirty (30) days after receipt of the NCF Disputed Matters.
          The Independent Auditor shall be obligated to follow the NCF terms and conditions set forth in this Agreement and shall not be entitled to award an amount greater than the greatest value claimed by either party or less than the least amount claimed by either party. The NCF
          Auditor Determination shall be final and binding upon the parties hereto and shall be limited to NCF Disputed Matters. The NCF Auditor
          Determination shall be reflected in a written report which shall be delivered promptly by the Independent Auditor to the Seller and the
          Purchaser. One-half of all fees and disbursements of the Independent
          Auditor shall be paid by the Purchaser and one-half of such fees and disbursements shall be paid by the Seller. Any payment to be made as a consequence of the NCF Auditor Determination by the Independent
          Auditor shall be made, free and clear of any deductions or set-off, not later than three business days after the receipt of the Auditor
          Determination by the Seller and the Purchaser, in accordance with the provisions of clause (iii) of Section 1.6(a).

                    (vi) All amounts paid pursuant to this Section 1.6(a) shall be paid by bank wire transfer of immediately available funds.

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          (b) Stock Price Payment. If the last reported sale price of
Purchaser's Common Stock exceeds Eight Dollars and Fifty Cents ($8.50)
(equitably adjusted to account for stock combinations, stock splits, stock dividends and the like) for any twenty (20) trading days within a thirty (30)
trading day period from the Closing Date through July 7, 2009, Purchaser shall pay Seller, within 35 days after the end of such thirty (30) day trading period, an additional Ten Million Dollars ($10,000,000) by wire transfer of immediately payable funds to an account specified by Seller.

     1.7 Escrow. The Escrow Funds shall be held in escrow pursuant to the Escrow
Agreement for the period beginning on the Closing Date and ending on the later of (a) the first anniversary of the Closing Date and (b) the earlier of the forty-fifth day after (i) the date that Purchaser files its Annual Report on
Form 10-K for the year ended December 31, 2007 and (ii) the date on which the audited financials of the Purchaser for the year ended December 31, 2007 have been completed (the "Escrow Period"), and, with respect to claims asserted prior to the expiration of the Escrow Period, for such further period as may be required pursuant to the Escrow Agreement.

     1.8 Deposit. Concurrently with the execution of this Agreement, Purchaser has deposited with Continental Stock Transfer & Trust Company ("Deposit Escrow
Agent") the sum of Seven Hundred Thousand Dollars ($700,000) (the "Deposit"), to
be held in escrow and released by the Deposit Escrow Agent pursuant to the terms of this Agreement and the Deposit Escrow Agreement executed concurrently herewith by Purchaser, Seller and the Deposit Escrow Agent, in the form annexed hereto as Exhibit B (the "Deposit Escrow Agreement").

     1.9 Closing. Subject to the conditions of this Agreement, the parties hereto shall cause the Acquisition and the other transactions contemplated by this Agreement to be consummated at a closing (the "Closing") to take place at the offices of Graubard Miller, counsel to Purchaser, The Chrysler Building, 405
Lexington Avenue, New York, New York 10174-1901, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Sections 6.1(a),
6.1(c), 6.1(d) and 6.3(c), or at such other time, date and location as the parties hereto agree in writing (the "Closing Date"). Closing signatures may be transmitted by facsimile.

     1.10 Closing Deliveries.

          (a) Deliveries by Seller. At or before the Closing, Seller shall deliver or cause to be delivered to Purchaser:

               (i) an executed bill of sale in the form attached hereto as
          Exhibit C;

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               (ii) an executed counterpart to an Assignment and Assumption
          Agreement in the form attached hereto as Exhibit D (the "Assignment and Assumption Agreement";

               (iii) an executed counterpart to a Intellectual Property
          Assignment Agreement in the form attached hereto as Exhibit E;

               (iv) an executed counterpart to the Escrow Agreement;

               (v) all those consents which are set forth on Schedule 2.4 (the
          "Required Consents");

               (vi) the documents and instruments required to be delivered by
          Seller under Sections 6.3(a), (b), (c), (e) and (h);

               (vii) evidence, reasonably satisfactory to the Purchaser, that the Acquired Assets are being delivered free and clear of all Liens, other than Permitted Liens (but excluding Permitted Liens included under clause (v) of the definition of Permitted Liens);

               (viii) Seller shall deliver, and, shall cause its parent, ACN
          Holding LLC (together with Seller, the "ACN Entities") to deliver, such certificates of amendment or other appropriate documents necessary to change their names to some name other than American
          Community Newspapers or any variation or abbreviation thereof in the
          State of Delaware and any other state in which the ACN Entities do business or have registered their names; and

               (ix) such other documents and agreements, duly executed by
          Seller, as may be reasonably necessary to transfer the Acquired Assets to, and vest title to the Acquired Assets in, Purchaser.

          (b) Deliveries by Purchaser. At or before the Closing, Purchaser shall deliver or cause to be delivered to Seller:

               (i) the Purchase Price;

               (ii) an executed counterpart to the Assignment and Assumption
          Agreement;

               (iii) an executed counterpart to the Escrow Agreement;

                                        9

               (iv) a termination letter to Continental Stock Transfer & Trust
          Company in substantially the form of Exhibit A attached to the
          Investment Management Trust Agreement by and between Purchaser and
          Continental dated as of June 30, 2005; and

               (v) the documents and instruments required to be delivered by
          Purchaser under Sections 6.2(a), (b), (c), (f) and (h).

     1.11 Taking of Necessary Action; Further Action. If, at any time after the
Closing, any further action is necessary to carry out the purposes of this
Agreement and to vest Purchaser with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Seller, the members, managers and officers of Seller will take all such lawful and necessary action.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Subject to the exceptions set forth in Schedule 2 attached hereto (the
"Seller Schedule"), Seller hereby represents and warrants to, and covenants with, Purchaser as follows:

     2.1 Organization and Qualification.

          (a) Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Seller is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section
10.2(a)) on Seller. Complete and correct copies of the certificate of formation and operating agreement (or other comparable governing instruments with different names) (collectively referred to herein as "Charter Documents") of
Seller, as amended and currently in effect, have been heretofore delivered to
Purchaser or Purchaser's counsel. Seller is not in violation of any of the provisions of Seller's Charter Documents which violation would adversely affect the Seller's ability to enter into this Agreement or consummate the transactions contemplated hereby.

          (b) Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not,

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individually or in the aggregate, reasonably be expected to have a Material
Adverse Effect on Seller. Each jurisdiction in which Seller is so qualified or licensed is listed in Schedule 2.1.

     2.2 Subsidiaries.

          (a) Seller has no direct or indirect subsidiaries or participations in joint ventures other than those listed in Schedule 2.2 ("Subsidiaries"). Except as set forth in Schedule 2.2, Seller owns all of the outstanding equity securities of each Subsidiary, free and clear of all Liens, other than Permitted
Liens. Except for the Subsidiaries, Seller does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

          (b) Each Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its state of incorporation (as listed in Schedule 2.2) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary that is a limited liability company is duly organized or formed, validly existing and in good standing under the laws of its state of organization or formation (as listed in
Schedule 2.2) and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Seller to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material
Adverse Effect on Seller or such Subsidiary. Complete and correct copies of the
Charter Documents of each Subsidiary, as amended and currently in effect, have been heretofore delivered to Purchaser or Purchaser's counsel. No Subsidiary is in violation of any of the provisions of its Charter Documents.

          (c) Each Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller or such
Subsidiary. Each jurisdiction in which each Subsidiary is so qualified or licensed is listed in Schedule 2.2.

          (d) The minute books of each Subsidiary contain true, complete and correct copies of all resolutions adopted by its Board of Directors (and any committees thereof), similar

                                       11

governing bodies and stockholders since its acquisition and, to Seller's knowledge from January 1, 2000 through the date of its acquisition, copies of which have been heretofore been delivered to Purchaser or Purchaser's counsel.

          (e) The authorized and outstanding capital stock or membership interests of each Subsidiary are set forth in Schedule 2.2 hereto. Except as set forth in Schedule 2.2, Seller owns all of the outstanding equity securities of each Subsidiary, free and clear of all Liens, either directly or indirectly through one or more other Subsidiaries. There are no outstanding options, warrants or other rights to purchase securities of any Subsidiary.

          (f) No Subsidiary will, as a result of any action or omission of the
Seller, be prohibited or restricted, directly or indirectly, from declaring and paying dividends or from paying to Purchaser or any other Subsidiary any amounts that may from time to time be due or from transferring any property or assets to
Purchaser or any other Subsidiary.

     2.3 Authority Relative to this Agreement. Seller has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby.
The execution and delivery of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of Seller and no other proceedings on the part of Seller or its Board of Managers or members are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the terms and conditions of this Agreement. This
Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery thereof by the Purchaser, constitutes the legal and binding obligation of Seller, enforceable against
Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

     2.4 No Conflict; Required Filings and Consents

          (a) The execution and delivery of this Agreement by Seller do not, and the performance of this Agreement by Seller shall not, (i) conflict with or violate Seller's Charter Documents, (ii) conflict with or violate any Legal
Requirements (as defined in Section 10.2(b)), other than those conflicts or violations that are cured by filings provided in clause (b) below, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Seller's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien other than a Permitted Lien on any of the properties or assets of Seller pursuant to, any Seller Contract (as defined in
Section 2.18(a)(i)) or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Seller Contract, including any
"change in control" or similar provision of any Seller Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations,

                                       12

breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse
Effect on Seller.

          (b) The execution and delivery of this Agreement by Seller does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any
Governmental Entity or other third party (including, without limitation, lenders and lessors), except (i) for applicable requirements, if any, of the Securities
Act of 1933, as amended, and the rules and regulations thereunder ("Securities
Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder ("Exchange Act") or state securities laws ("Blue Sky
Laws"), and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which Seller is licensed or qualified to do business, (ii) for the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of
1976, as amended (the "HSR Act") and the expiration of the required waiting period thereunder, (iii) the consents, approvals, authorizations and permits described in Schedule 2.4) hereto, except to the extent that the failure to obtain any such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller or, after the
Closing, Purchaser, or prevent consummation of the Acquisition or otherwise prevent the parties hereto from performing their obligations under this
Agreement.

     2.5 Compliance. Seller has complied with and is not in violation of any
Legal Requirements (as defined in Section 10.2(b)) with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on
Seller. Except as set forth in Schedule 2.5, no written notice of non-compliance with any Legal Requirement has been received by Seller (and Seller has no knowledge of any such notice delivered to any other Person). Seller is not in violation of any term of any Seller Contract (defined in Section 2.18(a)), except for failures to comply or violations that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse
Effect on Seller.

     2.6 Financial Statements.

          (a) Seller has provided to Purchaser a correct and complete copy of the audited consolidated financial statements (including any related notes thereto) of Seller and the Subsidiaries for the fiscal year ended January 1,
2006 and the period from December 10, 2004 through December 26, 2004 (the
"Audited Financial Statements"). The Audited Financial Statements were prepared in accordance with generally accepted accounting principles of the United States
("U.S. GAAP") applied on a consistent basis throughout the periods involved
(except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of Seller at its respective date and the results of its operations and cash flows for the period indicated.

                                       13

          (b) Seller has provided to Purchaser a correct and complete copy of the unaudited consolidated financial statements (including, in each case, any related notes thereto) of Seller and the Subsidiaries for the eleven (11) month period ended November 26, 2006 (the "Unaudited Financial Statements"). The
Unaudited Financial Statements were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in any notes thereto), are consistent with the Audited Financial
Statements and fairly present in all material respects the financial position of
Seller at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements do not contain notes and are subject to normal year-end adjustments.

          (c) The books of account and other similar books and records of the
Seller and its Subsidiaries have been maintained in accordance with good business practice, are complete and correct in all material respects.

          (d) The accounts receivable of Seller reflected on the balance sheets included in the Audited Financial Statements and the Unaudited Financial
Statements (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are, to Seller's knowledge, legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors' rights generally, and by general equitable principles, (iii) are not, to the Seller's knowledge, subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein, (iv) are, to
Seller's knowledge, collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet referenced above, and (v) are not the subject of any actions or proceedings brought by or on behalf of Seller.

     2.7 No Undisclosed Liabilities. Except as set forth in Schedule 2.7 hereto,
Seller has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to financial statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of Seller, except: (i)
liabilities provided for in or otherwise disclosed in the interim balance sheet included in the Unaudited Financial Statements or in the notes to the Audited
Financial Statements, and (ii) such liabilities arising in the ordinary course of Seller's business since November 26, 2006, none of which would have a
Material Adverse Effect on Seller.

     2.8 Absence of Certain Changes or Events. Except as set forth in Schedule
2.8 hereto or in the Unaudited Financial Statements, since November 26, 2006, there has not been: (i) any Material Adverse Effect on Seller, (ii) any granting by Seller of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Seller of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Seller of any increase in severance or termination pay or any entry by Seller into any currently effective

                                       14

employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Seller of the nature contemplated hereby, (iii) entry by Seller into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.17 hereof) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Seller with respect to any Governmental Entity, (iv) any material change by Seller in its accounting methods, principles or practices, (v) any change in the auditors of Seller, (vi)
any revaluation by Seller of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Seller other than in the ordinary course of business, or (vii) any agreement, whether written or oral, to do any of the foregoing.

     2.9 Litigation.

          (a) Schedule 2.9(a) sets forth all claims, suits, actions or proceedings pending, or to the knowledge of Seller, threatened against Seller before any court, government department, commission, agency, instrumentality or authority, or any arbitrator.

          (b) Except as disclosed in Schedule 2.9(b) hereto, there are no claims, suits, actions or proceedings pending or, to the knowledge of Seller, threatened against Seller before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on
Seller or have a Material Adverse Effect on the ability of the parties hereto to consummate the Acquisition.

     2.10 Employee Benefit Plans.

          (a) Schedule 2.10(a) lists all employee incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active employee, director or consultant of Seller, or any of its Subsidiaries (individually, a "Plan" and, collectively, the "Plans"). The Seller has previously provided Purchaser with a true, correct and complete schedule of all employee compensation. All Plans have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans, and all liabilities with respect to the Plans have been properly reflected in the financial statements and records of Seller. No suit, action or other

                                       15

litigation (excluding claims for benefits incurred in the ordinary course of
Plan activities) has been brought, or, to the knowledge of Seller, is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Seller, threatened by any governmental agency with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the
Plans have been timely made or accrued. Seller does not have any plan or commitment to establish or enter into any new Plan or to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Purchaser in writing, or as required by this Agreement). Each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Purchaser or Seller (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

          (b) Except as disclosed in Schedule 2.10(b) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise)
becoming due to any manager or employee of Seller under any Plan, (ii)
materially increase any benefits otherwise payable under any Plan, or (iii)
result in the acceleration of the time of payment or vesting of any such benefits.

     2.11 Labor Matters. Seller is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Seller and Seller has no knowledge of any activities or proceedings of any labor union to organize any such employees.

     2.12 Restrictions on Business Activities. Except as disclosed in Schedule
2.12 hereto, to Seller's knowledge, there is no agreement, commitment, judgment, injunction, order or decree binding upon Seller or its assets or to which Seller is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Seller, any acquisition of property by Seller or the conduct of business by Seller as currently conducted.

     2.13 Title to Property.

          (a) All real property owned by Seller (including improvements and fixtures thereon, easements and rights of way) ("Owned Real Property") is shown or reflected on the balance sheet of Seller included in the Unaudited Financial
Statements. Seller has good, valid and marketable title to the Owned Real
Property, all of which is set forth on Schedule 2.13(a), and, except as set forth in the Unaudited Financial Statements or on Schedule 2.13(a) hereto, all of such Owned Real Property is held free and clear of (i) all leases, licenses and other rights to occupy or use such real property and (ii) all Liens, other than Permitted Liens and Liens set forth on Schedule 2.13(a), none of which materially impairs the use or occupancy of the Owned Real Property in the operation of the Business as currently conducted. Schedule 2.13(a) hereto also contains a list of all options or other contracts under which Seller has a right to acquire any

                                       16

interest in real property. At the Closing, Seller shall convey to Purchaser fee simple title in each parcel of Owned Real Property, subject only to Permitted
Liens.

          (b) All leases of real property held by Seller, and all personal property and other property and assets of Seller owned, used or held for use in connection with the Business (the "Personal Property") are shown or reflected on the balance sheet included in the Audited Financial Statements, other than those entered into or acquired on or after January 1, 2006 in the ordinary course of business. Seller has good and marketable title to the Personal Property owned by it, and all such Personal Property and all personal property and other assets owned by its Subsidiaries is, in each case, held free and clear of all Liens, except for Permitted Liens, none of which liens or encumbrances has or will have, individually or in the aggregate, a Material Adverse Effect on such property or on the present or contemplated use of such property in the businesses of Seller.

          (c) All leases pursuant to which Seller leases from others material, real or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of Seller or, to Seller's knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on Seller.

          (d) Seller is in possession of, or has valid and effective rights to, all properties, assets and rights (including Intellectual Property) required for the conduct of its business in the ordinary course.

     2.14 Taxes.

          (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or
"Taxes" refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other Person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

          (b) Tax Returns and Audits. Except as set forth in Schedule 2.14 hereto:

               (i) Seller has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to
          Taxes ("Returns") required to be filed by Seller with any Tax authority prior to the date hereof, except

                                       17

          such Returns which are not material to Seller. All such Returns are true, correct and complete in all material respects. Seller has paid all Taxes shown to be due and payable on such Returns, unless any such amounts are being contested in good faith by appropriate proceedings and an adequate reserve has been established on the Audited Financial
          Statements as and to the extent required under U.S. GAAP.

               (ii) All Taxes that Seller is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

               (iii) Seller has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Seller, nor has Seller executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

               (iv) To the knowledge of Seller, no audit or other examination of any Return of Seller by any Tax authority is presently in progress, nor has Seller been notified in writing of any request for such an audit or other examination.

               (v) No adjustment relating to any Returns filed by Seller has been proposed in writing, formally or informally, by any Tax authority to Seller or any representative thereof.

               (vi) Seller has no liability for any material unpaid Taxes which have not been accrued for or reserved on Seller's balance sheets included in the Audited Financial Statements or the Unaudited
          Financial Statements, whether asserted or unasserted, contingent or otherwise, which is material to Seller, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Seller in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Seller.

     2.15 Environmental Matters.

          (a) Except as disclosed in Schedule 2.15(a) hereto and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) Seller has complied with all applicable
Environmental Laws (as defined below); (ii) the properties currently operated by
Seller (including soils, groundwater, surface water, air, buildings or other structures) are not contaminated with any Hazardous Substances (as defined below); (iii) to the Seller's knowledge, the properties formerly owned or operated by Seller were not contaminated with any Hazardous Substances during the period of ownership or operation by Seller or, to Seller's knowledge, during any prior period; (iv) Seller is not subject to liability for

                                       18

any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (v)
Seller has not been associated with any release or threat of release of any
Hazardous Substance; (vi) Seller has not received any written notice or, to its knowledge, any oral notice, or any demand, letter, claim or request for information alleging that Seller may be in violation of or liable under any
Environmental Law; (vii) Seller is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances, (viii) Seller has no knowledge of any "wells" on any parcel included within the Owned Real Property, within the meaning of Minn. Stat. Section 1031 (which representation is intended to satisfy the requirements of that statute) and (ix) for the purposes of satisfying any applicable requirements of Minn. Stat. Section 155.55, Seller discloses and certifies that (A) the Seller has no knowledge of the existence of an abandoned individual sewage treatment system on the parcels of Owned Real
Property and (B) sewage generated on the parcels of Owned Real Property goes to a facility permitted by the Minnesota Pollution Control Agency. As permitted by
Minn. Stat. Section 155.55, Subd. 6(b), the Purchaser waives and releases Seller from any claim the Purchaser may now or hereafter have against the Seller based on any failure by Seller to disclose the existence or known status of an individual sewage treatment system on the owned real property or to make any other disclosure required under Minn. Stat. Section 115.55.

          (b) As used in this Agreement, the term "Environmental Law" means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

          (c) As used in this Agreement, the term "Hazardous Substance" means any substance that is: (i) listed, classified or regulated pursuant to any
Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any
Environmental Law.

          (d) Schedule 2.15(d) sets forth all environmental studies and investigations completed or in process with respect to Seller and/or its
Subsidiaries or their respective properties or assets, including all phase reports, that are known to Seller. All such written reports and material documentation relating to any such study or investigation has been provided by
Seller to Purchaser.

     2.16 Brokers; Third Party Expenses. Except as set forth in Schedule 2.16 hereto, Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders' fees, agent's commissions or any similar charges in connection with this Agreement or any

                                       19

transactions contemplated hereby and no membership interests, options, warrants or other securities of either Seller or Purchaser are payable to any third party by Seller as a result of this Acquisition.

     2.17 Intellectual Property. Schedule 2.17 hereto contains a description of all material Intellectual Property of Seller. For the purposes of this
Agreement, the following terms have the following definitions:

     "Intellectual Property" shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("Patents"); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii)
     copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world ("Copyrights");
     (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet (vi)
     industrial designs and any registrations and applications therefor; (vii)
     trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively,
     "Trademarks"); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

     "Seller Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Seller, including software and software programs developed by or exclusively licensed to Seller
     (specifically excluding any off the shelf or shrink-wrap software).

     "Registered Intellectual Property" means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority.

     "Seller Registered Intellectual Property" means all of the Registered
     Intellectual Property owned by, or filed in the name of, Seller.

     "Seller Products" means all current versions of products or service offerings of Seller.

          (a) Except as disclosed in Schedule 2.17 hereto, no Seller
Intellectual Property or Seller Product is subject to any proceeding or outstanding decree, order, judgment, contract, license or stipulation restricting in any manner the use, transfer or licensing thereof by

                                       20

Seller, or which may affect the validity, use or enforceability of such Seller
Intellectual Property or Seller Product, which in any such case could reasonably be expected to have a Material Adverse Effect on Seller.

          (b) Seller owns or has enforceable rights to use all Intellectual
Property required for the conduct of its business as presently conducted. Except as disclosed in Schedule 2.17 hereto, Seller owns or has the exclusive right to use each material item of Seller Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business), other than Permitted Liens;
and Seller owns or has the right to use of all material registered Trademarks and Copyrights used in connection with the operation or conduct of the business of Seller as presently conducted, including the sale of any products or the provision of any services by Seller.

          (c) The operation of the business of Seller as such business currently is conducted, including Seller's use of any product, device or process, does not
(and to the Seller's knowledge, has not) infringe or misappropriate the
Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction and Seller has not received any written claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices.

     2.18 Agreements, Contracts and Commitments.

          (a) Schedule 2.18(a) hereto sets forth a complete and accurate list of all Material Seller Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term "Seller Contracts" shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations (including without limitation outstanding offers and proposals) of any kind, whether written or oral, to which
Seller is a party or by or to which any of the properties or assets of Seller may be bound, subject or affected (including without limitation notes or other instruments payable to Seller) and (ii) the term "Material Seller Contracts"
shall mean (x) each Seller Contract (I) providing for payments (present or future) to Seller in excess of $100,000 in the aggregate or (II) under which or in respect of which Seller presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $100,000, that will not be satisfied at or prior to Closing (y) each Seller Contract that otherwise is or may be material to the businesses, operations, assets or condition (financial or otherwise) of Seller and (z) without limitation of subclause (x) or subclause (y), each of the following Seller Contracts:

               (i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from Seller by any officer, manager, member or holder of derivative securities of Seller (each such person, an
          "Insider");

                                       21

               (ii) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from an Insider by Seller;

               (iii) any guaranty, direct or indirect, by Seller, a Subsidiary or any Insider of Seller of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business, unless such borrowings shall be satisfied at
          Closing;

               (iv) any Seller Contract of employment or management, other than employment letters relating to at-will employment;

               (v) any Seller Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of Seller or (y) providing for any right
          (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of
          Seller;

               (vi) any obligation to register any shares of the capital stock or other securities of Seller with any Governmental Entity;

               (vii) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

               (viii) any collective bargaining agreement with any labor union;

               (ix) any lease or similar arrangement for the use by Seller of real property or personal property (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business where the annual lease payments are less than $100,000;

               (x) any Seller Contract granting or purporting to grant, or otherwise in any way relating to, any mineral rights or any other interest (including, without limitation, a leasehold interest) in real property;

               (xi) any Seller Contract to which any Insider of Seller is a party;

               (xii) any acquisition agreements or letters of intent entered into in connection with the proposed acquisition of the assets or equity of any business; and

                                       22

               (xiii) any offer or proposal which, if accepted, would constitute any of the foregoing.

          (b) Each Material Seller Contract was entered into at arms' length and in the ordinary course, is in full force and effect in all material respects and, to Seller's knowledge, is valid and binding upon and enforceable against each of the parties thereto (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by principles governing the availability of equitable remedies). To the knowledge of Seller, no other party to a Material Seller Contract is the subject of a bankruptcy or insolvency proceeding. True, correct and complete copies of all Material Seller Contracts and offers and proposals, which, if accepted, would constitute Material Seller
Contracts (or written summaries in the case of oral Material Seller Contracts or oral offers and proposals, which if accepted, would constitute Material Seller
Contracts), and of all outstanding offers and proposals of Seller have been heretofore delivered to Purchaser or Purchaser's counsel.

          (c) Except as set forth in Schedule 2.18(c), neither Seller nor, to the Seller's knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Seller Contract, and no party to any Seller Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Seller. Each Material
Seller Contract to which Seller is a party or by which it is bound that has not expired by its terms is in full force and effect.

     2.19 Insurance. Schedule 2.19 sets forth Seller's insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the "Insurance Policies"). The insurance provided by such Insurance Policies are adequate in amount and scope for Seller's business and operations, including any insurance required to be maintained by Seller Contracts.

     2.20 Governmental Actions/Filings.

          (a) Except as set forth in Schedule 2.20(a), Seller has been granted and holds, and has made, all material Governmental Actions/Filings (as defined below) (including, without limitation, the Governmental Actions/Filings required for (i) emission or discharge of effluents and pollutants into the air and the water and (ii) the manufacture and sale of all products manufactured and sold by
it) necessary to the conduct by Seller of its business (as presently conducted), and true, complete and correct copies of which have heretofore been delivered to
Purchaser. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 2.20(a), will not expire prior to December 31,
2007, and Seller is in material compliance with all of its obligations with respect thereto. No event has occurred and is

                                       23

continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon
Seller.

          (b) Except as set forth in Schedule 2.20(b), no Governmental
Action/Filing is necessary to be obtained, secured or made by Seller to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice.

          (c) For purposes of this Agreement, the term "Governmental
Action/Filing" shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

     2.21 Interested Party Transactions. Except as set forth in the Schedule
2.21 hereto, no employee, officer, manager or member of Seller or a member of his or her immediate family is indebted to Seller, nor is Seller indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of Seller, and (iii) for other employee benefits made generally available to all employees. Except as set forth in Schedule 2.21, to Seller's knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Seller is affiliated or with whom Seller has a contractual relationship, or in any Person that competes with Seller, except that each employee, member, officer or director of Seller and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Seller.
Except as set forth in Schedule 2.21, to the knowledge of Seller, no officer, manager or member of Seller or any member of their immediate families is, directly or indirectly, interested in any Material Seller Contract with Seller
(other than such contracts as relate to any such Person's ownership of capital stock or other securities of Seller or such Person's employment with Seller).

     2.22 Member Approval. ACN Holding LLC, the sole member of Seller has, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby.

     2.23 Survival of Representations and Warranties. Except as otherwise provided in Section 7.4(a), the representations and warranties of Seller set forth in this Agreement shall survive the Closing until the end of the Escrow
Period.

     2.24 Disclaimer of Warranties. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED
BY THE REPRESENTATIONS AND WARRANTIES IN THIS ARTICLE II OR ELSEWHERE IN THIS
AGREEMENT OR THE RELATED DOCUMENTS TO WHICH IT IS

                                       24

A PARTY, THE SELLER DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER
EXPRESS OR IMPLIED, AND PURCHASER ACKNOWLEDGES AND AGREES THAT IS NOT RELYING ON
ANY REPRESENTATIONS OR WARRANTIES OTHER THAN THOSE SET FORTH HEREIN.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Subject to the exceptions set forth in Schedule 3 attached hereto (the
"Purchaser Schedule"), Purchaser represents and warrants to, and covenants with,
Seller, as follows:

     3.1 Organization and Qualification.

          (a) Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Purchaser to be conducted. Purchaser is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by
Purchaser to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material
Adverse Effect on Purchaser. Complete and correct copies of the Charter
Documents of Purchaser, as amended and currently in effect, have been heretofore delivered to Seller. Purchaser is not in violation of any of the provisions of
Purchaser's Charter Documents which violation would adversely affect the
Purchaser's ability to enter into the this Agreement or consummate the transactions contemplated hereby.

          (b) Purchaser is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material
Adverse Effect on Purchaser.

     3.2 Subsidiaries.

          (a) Purchaser has no subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and Purchaser has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may

                                       25

hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

          (b) If Purchaser forms a subsidiary to which it will assign its rights under this Agreement, such subsidiary will be a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and will have the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it will be planned by Purchaser to be conducted and, on the Closing Date, will not be in violation of any of the provisions of the its Charter Documents.

     3.3 Capitalization.

          (a) As of the date of this Agreement, the authorized capital stock of
Purchaser consists of 50,000,000 shares of common stock ("Purchaser Common
Stock") and 1,000,000 shares of preferred stock, par value $0.0001 per share
("Purchaser Preferred Stock"), of which 16,800,000 shares of Purchaser Common
Stock and no shares of Purchaser Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable.

          (b) Except as set forth in Schedule 3.3(b), (i) no shares of Purchaser
Common Stock or Purchaser Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Purchaser Common Stock or Purchaser
Preferred Stock granted to employees of Purchaser or other parties ("Purchaser
Stock Options") and there are no outstanding Purchaser Stock Options; (ii) no shares of Purchaser Common Stock or Purchaser Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Purchaser Common
Stock or Purchaser Preferred Stock ("Purchaser Warrants") and there are no outstanding Purchaser Warrants; and (iii) no shares of Purchaser Common Stock or
Purchaser Preferred Stock are reserved for issuance upon the conversion of the
Purchaser Preferred Stock or any outstanding convertible notes, debentures or securities ("Purchaser Convertible Securities"). All shares of Purchaser Common
Stock and Purchaser Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Purchaser Common Stock and all outstanding Purchaser Warrants have been issued and granted in compliance with
(x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Purchaser Contracts (as defined in Section 3.19). Purchaser has heretofore delivered to Seller true, complete and accurate copies of the
Purchaser Warrants, including any and all documents and agreements relating thereto.

     3.4 Authority Relative to this Agreement. Purchaser has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that Purchaser has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Purchaser's obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Acquisition). The execution and delivery of this

                                       26

Agreement and the consummation by Purchaser of the transactions contemplated hereby (including the Acquisition) have been duly and validly authorized by all necessary corporate action on the part of Purchaser (including the approval by its Boards of Directors), and no other corporate proceedings on the part of
Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Purchaser Stockholder Approval
(as defined in Section 5.1(a)). This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors'
rights generally and by general principles of equity.

     3.5 No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser shall not: (i) conflict with or violate Purchaser's Charter Documents, (ii) conflict with or violate any
Legal Requirements, other than those conflicts or violations that are cured by filings provided in clause (b) below, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Purchaser's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than a Permitted Lien, on any of the properties or assets of Purchaser pursuant to, any Purchaser Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a
Material Adverse Effect on Purchaser.

          (b) The execution and delivery of this Agreement by Purchaser do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws,
and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Purchaser is qualified to do business, (ii) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser, or prevent consummation of the Acquisition or otherwise prevent the parties hereto from performing their obligations under this Agreement.

     3.6 Compliance. Purchaser has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Purchaser. The

                                       27

business and activities of Purchaser have not been and are not being conducted in violation of any Legal Requirements. Purchaser is not in default or violation of any term, condition or provision of its Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by Purchaser.
Purchaser has complied in all material respects with and is not in material violation of the Securities Act or the Exchange Act.

     3.7 SEC Filings; Financial Statements.

          (a) Purchaser has made available to Seller a correct and complete copy of each report and registration statement filed by Purchaser with the Securities and Exchange Commission ("SEC") (the "Purchaser SEC Reports"), which are all the forms, reports and documents required to be filed by Purchaser with the SEC prior to the date of this Agreement. All Purchaser SEC Reports required to be filed by Purchaser in the twelve (12) month period prior to the date of this
Agreement were filed in a timely manner. As of their respective dates the
Purchaser SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange
Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this
Agreement then on the date of such filing and as so amended or superseded)
contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Purchaser makes no representation or warranty whatsoever concerning any Purchaser SEC
Report as of any time other than the date or period with respect to which it was filed.

          (b) Except as set forth in Schedule 3.7(b), each set of financial statements (including, in each case, any related notes thereto) contained in
Purchaser SEC Reports, including each Purchaser SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-QSB of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Purchaser at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Purchaser taken as a whole.

     3.8 No Undisclosed Liabilities. Except as set forth on Schedule 3.8,
Purchaser has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in Purchaser SEC Reports that are, individually or in the aggregate, material to the business, results of operations or financial condition of Purchaser, except (i) liabilities provided for in or otherwise disclosed in

                                       28

the financial statements included in Purchaser SEC Reports filed prior to the date hereof and (ii) liabilities incurred since September 30, 2006, in the ordinary course of business, none of which would have a Material Adverse Effect on Purchaser.

     3.9 Absence of Certain Changes or Events. Except as set forth in Purchaser
SEC Reports filed prior to the date of this Agreement, or except as disclosed on
Schedule 3.9, and except as contemplated by this Agreement, since September 30,
2006, there has not been: (i) any Material Adverse Effect on Purchaser, (ii) any declaration, setting aside or payment of any dividend on, or other distribution
(whether in cash, stock or property) in respect of, any of Purchaser's capital stock, or any purchase, redemption or other acquisition by Purchaser of any of
Purchaser's capital stock or any other securities of Purchaser or any options, warrants, calls or rights to acquire any such shares or other securities, (iii)
any split, combination or reclassification of any of Purchaser's capital stock,
(iv) any granting by Purchaser of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Purchaser of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Purchaser of any increase in severance or termination pay or any entry by Purchaser into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Purchaser of the nature contemplated hereby, (v) entry by Purchaser into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual
Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Purchaser with respect to any
Governmental Entity, (vi) any material change by Purchaser in its accounting methods, principles or practices, except as required by concurrent changes in
U.S. GAAP, (vii) any change in the auditors of Purchaser, (viii) any issuance of capital stock of Purchaser (other than as may be issued to finance the payment of the Purchase Price), or (ix) any revaluation by Purchaser of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of
Purchaser other than in the ordinary course of business.

     3.10 Litigation. There are no claims, suits, actions or proceedings pending or to Purchaser's knowledge, threatened against Purchaser, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Purchaser or have a Material
Adverse Effect on the ability of the parties hereto to consummate the
Acquisition.

     3.11 Employee Benefit Plans. Except as may be contemplated by the Purchaser
Plan (as defined in Section 5.1(a)) and by Section 5.16, Purchaser does not maintain, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the

                                       29

consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Purchaser, or (ii)
result in the acceleration of the time of payment or vesting of any such benefits.

     3.12 Labor Matters. Purchaser is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by
Purchaser and Purchaser has no knowledge of any activities or proceedings of any labor union to organize any such employees.

     3.13 Restrictions on Business Activities. Since its organization, Purchaser has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the
Purchaser Charter Documents or in Schedule 3.13, there is no agreement, commitment, judgment, injunction, order or decree binding upon Purchaser or to which Purchaser is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of
Purchaser, any acquisition of property by Purchaser or the conduct of business by Purchaser as currently conducted.

     3.14 Title to Property. Purchaser does not own or lease any real property or personal property. Except as set forth in Schedule 3.14, there are no options or other contracts under which Purchaser has a right or obligation to acquire or lease any interest in real property or personal property.

     3.15 Taxes. Except as set forth in Schedule 3.15 hereto:

          (a) Purchaser has timely filed all Returns required to be filed by
Purchaser with any Tax authority prior to the date hereof, except such Returns which are not material to Purchaser. All such Returns are true, correct and complete in all material respects. Purchaser has paid all Taxes shown to be due on such Returns, unless any such amounts are being contested in good faith by appropriate proceedings and an adequate reserve has been established on the financial statements included in the Purchaser SEC Reports as and to the extent required under U.S. GAAP.

          (b) All Taxes that Purchaser is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

          (c) Purchaser has not been delinquent in the payment of any material
Tax that has not been accrued for in Purchaser's books and records of account for the period for which such Tax relates nor is there any material Tax deficiency outstanding, proposed or assessed against Purchaser, nor has
Purchaser executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                                       30

          (d) No audit or other examination of any Return of Purchaser by any
Tax authority is presently in progress, nor has Purchaser been notified in writing of any request for such an audit or other examination.

          (e) No adjustment relating to any Returns filed by Purchaser has been proposed in writing, formally or informally, by any Tax authority to Purchaser or any representative thereof.

          (f) Purchaser has no liability for any material unpaid Taxes which have not been accrued for or reserved on Purchaser's balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, which is material to Purchaser, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of
Purchaser in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Purchaser.

     3.16 Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect:
(i) Purchaser has complied with all applicable Environmental Laws; (ii)
Purchaser is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) Purchaser has not been associated with any release or threat of release of any Hazardous Substance;
(iv) Purchaser has not received any notice, demand, letter, claim or request for information alleging that Purchaser may be in violation of or liable under any
Environmental Law; and (v) Purchaser is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

     3.17 Brokers. Except as set forth in Schedule 3.17, Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.18 Intellectual Property. Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property or material Registered Intellectual Property, except non-exclusive rights to the name "Courtside".

     3.19 Agreements, Contracts and Commitments.

          (a) Except as contemplated by Section 5.15 or set forth in the
Purchaser SEC Reports filed prior to the date of this Agreement or as disclosed on Schedule 3.19, and with respect to confidentiality and nondisclosure agreements, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders,

                                       31

sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Purchaser is a party or by or to which any of the properties or assets of Purchaser may be bound, subject or affected, which either (a)
creates or imposes a liability greater than $100,000, or (b) may not be cancelled by Purchaser on 30 days' or less prior notice ("Purchaser Contracts").
All Purchaser Contracts are listed in Schedule 3.19.

          (b) Except as set forth in the Purchaser SEC Reports filed prior to the date of this Agreement, or as disclosed on Schedule 3.19, each Purchaser
Contract was entered into at arms' length and in the ordinary course, is in full force and effect in all material respects and, to Purchaser's knowledge, is valid and binding upon and enforceable against each of the parties thereto.
True, correct and complete copies of all Purchaser Contracts (or written summaries in the case of oral Purchaser Contracts) and of all outstanding offers or proposals of Purchaser have been heretofore delivered to Seller.

          (c) Neither Purchaser nor, to the knowledge of Purchaser, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Purchaser Contract, and no party to any Purchaser Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material
Adverse Effect on Purchaser. Each agreement, contract or commitment to which
Purchaser is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Purchaser.

     3.20 Insurance. Except for directors' and officers' liability insurance,
Purchaser does not maintain any Insurance Policies.

     3.21 Interested Party Transactions. Except as contemplated by Section 5.16, or as set forth in the Purchaser SEC Reports filed prior to the date of this
Agreement, or as disclosed on Schedule 3.21: (a) no employee, officer, director or stockholder of Purchaser or a member of his or her immediate family is indebted to Purchaser nor is Purchaser indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Purchaser; (b) to Purchaser's knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Purchaser is affiliated or with whom Purchaser has a material contractual relationship, or any Person that competes with
Purchaser, except that each employee, stockholder, officer or director of
Purchaser and members of their respective immediate families may own less than
5% of the outstanding stock in publicly traded companies that may compete with
Purchaser; and (c) to Purchaser's knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Purchaser (other than such contracts as relate to any such individual ownership of capital stock or other securities of
Purchaser).

                                       32

     3.22 Indebtedness. As of the date of this Agreement, Purchaser has no indebtedness for borrowed money.

     3.23 AMEX Stock Listing. Purchaser's Common Stock is listed on the American
Stock Exchange ("AMEX"). There is no action or proceeding pending or, to
Purchaser's knowledge, threatened against Purchaser by AMEX or NASD, Inc.
("NASD") with respect to any intention by such entities to prohibit or terminate the quotation of any such securities on AMEX.

     3.24 Board Approval. The Board of Directors of Purchaser (including any required committee or subgroup of the Board of Directors of Purchaser) has, as of the date of this Agreement, unanimously (i) declared the advisability of the
Acquisition and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Acquisition is in the best interests of the stockholders of Purchaser and (iii) determined that the fair market value of
Seller is equal to at least 80% of Purchaser's net assets.

     3.25 Trust Fund. As of the date hereof and at the Closing Date, Purchaser has and will have no less than $76,398,752 invested in a trust account administered by Continental (the "Trust Fund"), less such amounts, if any, as
Purchaser is required to pay to (i) stockholders who elect to have their shares converted to cash in accordance with the provisions of Purchaser's Charter
Documents, (ii) third parties (e.g., professionals, printers, etc.) who have rendered services to Purchaser in connection with the Acquisition, and (iii)
reimburse insiders of Purchaser for loans, as contemplated by Section 5.15.

     3.26 Governmental Filings. Except as set forth in Schedule 3.26, Purchaser has been granted and holds, and has made, all material Governmental
Actions/Filings necessary to the conduct by Purchaser of its business (as presently conducted) or used or held for use by Purchaser, and true, complete and correct copies of which have heretofore been delivered to Seller. Each such
Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 3.26, will not expire prior to December 31, 2007, and Purchaser is in material compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material
Adverse Effect upon Purchaser.

     3.27 Financing Commitment. On or prior to the date hereof, Purchaser has delivered to the Seller, an executed copy of one or more commitment letters from one or more financial institutions, pursuant to which funding in an amount of no less than $100,000,000, will be made available to the Purchaser at or prior to
Closing, subject to the terms and conditions thereof, to be used, together with the Trust Fund, to pay the Purchase Price and associated expenses hereunder.

                                       33

     3.28 Fairness Opinion. On or prior to the date hereof, Purchaser has delivered to Seller, an executed copy of an opinion of Capitalink, L.C., that the Acquisition is fair to, and in the best interests, of Purchaser and its stockholders from a financial point of view and that the fair market value of
Seller is not less than 80% of the net asset value of Purchaser.

     3.29 Exemption from Exchange Act. All of the oral and written communications regarding this Agreement and the Acquisition made and to be made by Purchaser to its stockholders and other parties prior to furnishing its stockholders with the Proxy Statement are or when made shall be exempt from the provisions of Rule 14a-3(a) of the Exchange Act.

     3.30 Survival of Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall survive until the
Closing.

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business by Seller and Purchaser. During the period from the date hereof to the earlier of (i) Closing and (ii) the date that this Agreement is terminated pursuant to Article VIII, each of the Seller and Purchaser will conduct and will cause its respective Subsidiaries to conduct their operations according to their ordinary course of business consistent with past practice, and each of the Seller and Purchaser will use and will cause each of its
Subsidiaries to use its commercially reasonable efforts, consistent with past practices, to preserve intact its business organization, taken as a whole, to keep available the services of its current officers and employees and to preserve the goodwill of and maintain satisfactory relationships with those
Persons having business relationships with the Seller, Purchaser or any of their respective Subsidiaries. Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement or set forth in
Schedule 4.1 or (after prior notice to the other party hereto) required by Legal
Requirements, during the period from the date hereof to the earlier of (i)
Closing, (ii) the date that this Agreement is terminated pursuant to Article
VIII, without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, each of the Seller and Purchaser will not and will cause its respective Subsidiaries not to do any of the following:

          (a) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

          (b) except in each case as described in Schedule 4.1 (i) enter into any new, or materially amend, terminate or renew any existing, employment, severance, consulting or salary continuation agreements with or for the benefit of any officers, directors, employees or consultants, except (i) in connection with new hire employees or consultants (other than

                                       34

executive officers or directors) whose annual base compensation does not exceed
$75,000 (x) on an at-will basis or (y) under agreements terminable by the Seller on no more than 30 days' notice without any liability or obligation other than severance payments under the Seller's existing severance plan on terms consistent with those applicable to similarly situated employees, and in the case of each of clauses (x) and (y) only in the ordinary course of business consistent with past practice; (ii) grant any increases in the compensation, perquisites or benefits to officers, managers, employees or consultants (other than normal increases in annual salary or bonus to persons who are not executive officers or managers in the ordinary course of business to the extent consistent with the past practice of the Seller); (iii) accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any of its current or former managers, officers, employees, consultants or service providers, or otherwise pay any amounts not due such individual, including with respect to severance, except for payment of the bonuses set forth on Schedule 4.1; or (iv) agree to grant or grant any equity-related, cash-based, performance or similar awards or bonuses or any other award that may be settled in securities of the Seller;

          (c) Transfer or license to any Person or otherwise extend, amend or modify any material rights to any Intellectual Property of Seller or Purchaser, as applicable, or enter into grants to transfer or license to any Person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall Seller or Purchaser license on an exclusive basis or sell any Intellectual Property of Seller or Purchaser, as applicable;

          (d) Amend its Charter Documents, in any manner adverse to Purchaser;

          (e) Except as set forth on Schedule 4.1, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Purchaser or Seller as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party's ability to compete or to offer or sell any products or services;

          (f) Except as set forth on Schedule 4.1, sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice, (B)
the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party and (C) the sale of inventory or excess or obsolete equipment, or settlement of accounts receivable, in each case in the ordinary course of business on a basis consistent with past practice;

                                       35

          (g) Except for borrowings under Seller's existing credit facilities, all of which shall be repaid at or prior to Closing, or as otherwise set forth in Schedule 4.1, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person in excess of $500,000 (which, in all cases, shall be repaid at or prior to Closing), issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Purchaser or
Seller, as applicable, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

          (h) Except as otherwise permitted by this Section 4.1, adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan (except to the extent required by Legal Requirements or to conform any such plan, policy or program to the requirements of applicable
Legal Requirements), or enter into any employment contract or collective bargaining agreement, which if such adopted or amended plan were in effect as of the date hereof, would increase the benefits payable to any employee of the
Seller or its Subsidiaries, or, except as set forth on Schedule 4.1 or as may be taken into account in computing the Balance Sheet Working Capital, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its managers, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

          (i) Except as otherwise permitted by this Section 4.1, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) in amounts in excess of $100,000, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Unaudited Financial
Statements or in the most recent financial statements included in the Purchaser
SEC Reports filed prior to the date of this Agreement or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which Seller is a party or of which
Seller is a beneficiary or to which Purchaser is a party or of which Purchaser is a beneficiary, as applicable, which failure to enforce is material and adverse to Seller or Purchaser, as applicable;

          (j) Except in the ordinary course of business consistent with past practices or as otherwise permitted under this Section 4.1, modify, amend or terminate any Material Seller Contract or Purchaser Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

          (k) Except as required by U.S. GAAP (and, if so required, prompt notice thereof has been given to the other party), revalue any of its assets or make any change in accounting methods, principles or practices;

                                       36

          (l) Except as set forth on Schedule 4.1 or as otherwise contemplated by this Section 4.1, and except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment, which, if entered into prior to the date hereof would, in the case of the
Seller, require that it be deemed a Material Seller Contract, or, in the case of the Purchaser, require it to pay in excess of $100,000 in any twelve (12) month period;

          (m) Settle any litigation (i) where there will be material consideration given by Seller that is other than monetary or (ii) which would have precedential value that is reasonably likely to result in a Material
Adverse Effect;

          (n) Except as otherwise permitted by this Section 4.1, make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

          (o) Make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

          (p) Take any action which would be reasonably anticipated to have a
Material Adverse Effect;

          (q) Enter into any transaction with or distribute or advance any assets or property, other than cash, to any of its officers, managers, partners, members or other affiliates other than the payment of benefits in the ordinary course of business consistent with past practice; or

          (r) Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1 (a) through (q) above.

     4.2 Employment Agreements. On or prior to the date hereof, Purchaser has delivered to Seller, executed copies of Employment Agreements between Purchaser and, separately, each of Gene M. Carr, Daniel J. Wilson and Jeffrey B. Coolman
in the forms of Exhibit F, Exhibit G and Exhibit H, respectively which, by their terms, shall become effective as of the Closing and supersede their existing employment contracts with the Seller.

     4.3 Required Filings. Following the execution hereof and through the date of payment of the additional consideration owed to the Seller pursuant to the terms of Section 1.6(b), if any, Purchaser shall timely make all filings required under the Securities Act and the Exchange Act as and when due, which thereafter shall be deemed "Purchaser SEC Reports" for all purposes hereof, including, without limitation, the third sentence of Section 3.7(a).

                                       37

     4.4 Title Search. Purchaser may, at its option, order an examination of title with respect to the Owned Real Property. If Purchaser determines to order such title search it will do so within 60 days of the date hereof and shall cause a copy of such title report to be forwarded to the Seller's attorney upon receipt thereof.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

     5.1 Proxy Statement; Special Meeting.

          (a) Purchaser shall promptly after the execution hereof commence to prepare and, as soon as is reasonably practicable after receipt by Purchaser from Seller of all financial and other information relating to Seller as
Purchaser may reasonably request for inclusion therein, Purchaser shall complete and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from holders of Purchaser Common Stock to vote in favor of (i) the approval of this
Agreement and the Acquisition ("Purchaser Stockholder Approval"), (ii) the
change of the name of Purchaser to a name selected by Purchaser (the "Name
Change Amendment"), (iii) an amendment to remove the preamble and sections A through D, inclusive of Article Sixth from Purchaser's Certificate of
Incorporation from and after the Closing and to redesignate section E of Article
Sixth as Article Sixth, and (iv) the adoption of an incentive equity plan (the
"Purchaser Plan") at a meeting of holders of Purchaser Common Stock to be called and held for such purpose (the "Special Meeting"). The Purchaser Plan shall provide that an aggregate of 1,650,000 shares of Purchaser Common Stock shall be reserved for issuance pursuant to the Purchaser Plan. Such proxy materials shall be in the form of a proxy statement to be used for the purpose of soliciting such proxies from holders of Purchaser Common Stock for the matters to be acted upon at the Special Meeting (the "Proxy Statement"). Seller shall furnish to
Purchaser all information in its possession or control concerning Seller as
Purchaser may reasonably request in connection with the preparation of the Proxy
Statement. Seller and its counsel shall be given an opportunity to review and comment on the Proxy Statement prior to its filing with the SEC. Purchaser, with the assistance of Seller, shall promptly respond to any SEC comments on the
Proxy Statement and shall otherwise use reasonable best efforts to cause the
Proxy Statement to be approved for distribution by the SEC as promptly as practicable.

          (b) As soon as practicable following the approval for distribution of the Proxy Statement by the SEC, Purchaser shall distribute the Proxy Statement to the holders of Purchaser Common Stock and, pursuant thereto, shall call the
Special Meeting in accordance with the Delaware General Corporation Law ("DGCL")
and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Acquisition and the other matters presented for approval or adoption at the Special Meeting.

                                       38

          (c) Purchaser shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, Purchaser shall ensure that the Proxy Statement does not, as of the date on which it is distributed to the holders of Purchaser
Common Stock, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Purchaser shall not be responsible for the accuracy or completeness of any information relating to Seller and furnished in writing by Seller for inclusion in the Proxy Statement). Seller represents and warrants that the information relating to Seller supplied by Seller for inclusion in the Proxy Statement will not as of the date on which the Proxy
Statement (or any amendment or supplement thereto) is approved for distribution by the SEC or at the time of the Special Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

          (d) Purchaser, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of Purchaser Common Stock vote in favor of the approval of this
Agreement and the Acquisition, and shall otherwise use reasonable best efforts to obtain the Purchaser Stockholder Approval.

          (e) Seller shall cooperate with Purchaser and provide all information available to it reasonably requested by Purchaser in connection with any application or other filing made to maintain or secure listing of Purchaser's securities on the AMEX or The Nasdaq Stock Market, Inc. ("Nasdaq") or the
Over-the-Counter Bulletin Board ("OTC BB") following the Acquisition.

     5.2 Public Disclosure. From the date of this Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of Purchaser (in the case of Seller) or
Seller (in the case of Purchaser), except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement with, a stock exchange or trading system, in which event such released or announced information shall no longer be subject to the confidentiality restrictions set forth herein. Each party will not unreasonably delay, withhold or condition approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of

                                       39

this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors.

     5.3 Other Actions.

          (a) As promptly as practicable after execution of this Agreement, but in no event later than four (4) business days thereafter, Purchaser will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement ("Signing Form 8-K"), which Seller may review and comment upon prior to filing. Any language included in such Current Report that reflects Seller's comments, as well as any text as to which Seller has confirmed in writing that it has no comments, shall, notwithstanding the provisions of
Section 5.2, be deemed to have been approved by Seller and may henceforth be used by Purchaser in other filings made by it with the SEC and in other documents distributed by Purchaser in connection with the transactions contemplated by this Agreement without further review or consent of Seller, unless and until Seller shall have provided updated and revised disclosure
(although Seller has no obligation to provide any updated or revised disclosure except as otherwise required hereunder). Promptly after the execution of this
Agreement, Purchaser and Seller shall also issue a press release announcing the execution of this Agreement ("Signing Press Release").

          (b) At least five (5) days prior to Closing, Purchaser shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by Seller and such other information that may be required to be disclosed with respect to the Acquisition in any report or form to be filed with the SEC ("Closing Form 8-K"), which shall be in a form reasonably acceptable to Seller. Prior to Closing, Purchaser and
Seller shall prepare the press release announcing the consummation of the
Acquisition ("Closing Press Release"). Concurrently with the Closing, Purchaser shall file the Closing Form 8-K with the SEC and distribute the Closing Press
Release.

     5.4 Required Information. In connection with the preparation of the Signing
Form 8-K and Signing Press Release, or any other statement, filing, notice or application made by or on behalf of Purchaser and/or Seller to any third party and/or any Governmental Entity in connection with the Acquisition or the other transactions contemplated hereby, Seller and Purchaser each shall, upon request by the other, furnish the other with all information concerning themselves, their respective managers, directors, officers members and stockholders and such other matters as may be reasonably necessary in connection with the Acquisition.
Each party warrants and represents to the other party that all such written information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                                       40

     5.5 Confidentiality; Access to Information.

          (a) Confidentiality. Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this
Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to information which (i) at the time of disclosure was in the public domain, (ii) after disclosure, became part of the public domain other than as a result of a breach of this covenant, (iii) is known by and in possession of such party as of the date hereof if the source of such information was not prohibited from disclosing such information to such party by legal, contractual or fiduciary obligation,
(iv) is rightfully received from a third party who did not acquire or disclose such information by wrongful or tortuous act, or in breach of this covenant or
(v) is required to be disclosed by applicable law, regulation, stock exchange rule or judicial process. In the event this Agreement is terminated as provided in Article VIII hereof, each party (A) will destroy or return or cause to be returned to the other all documents and other material obtained from the other in connection with the Acquisition contemplated hereby, and (B) will use good faith efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Acquisition contemplated hereby.

          (b) Access to Information.

               (i) Seller will afford Purchaser and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and executive and financial personnel of
          Seller during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Seller, as Purchaser may reasonably request. No information or knowledge obtained by Purchaser in any investigation pursuant to this
          Section 5.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition.

               (ii) Purchaser will afford Seller and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Purchaser during the period prior to the Closing to obtain all information concerning the business, including the status of business or product development efforts, properties, results of operations and personnel of Purchaser, as Seller may reasonably request. No information or knowledge obtained by Seller in any investigation pursuant to this
          Section 5.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition.

                                       41

          (c) Non-Solicitation. From and after the date hereof, until the
Acquisition is consummated, or, if this Agreement is terminated pursuant to
Article VIII, for a period of three years thereafter, Purchaser will not, without the prior written consent of the Seller, (i) attempt to recruit, solicit or induce any employee of the Seller to terminate their employment with, or otherwise cease their relationship with, the Seller or (ii) attempt to or solicit any business or patronage of any clients, customers, accounts or any prospective client, customer or account of the Seller with the specific intent to divert or raid such business or patronage of the Seller.

     5.6 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable, the Acquisition and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all Required
Consents, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other
Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Purchaser and its board of directors and Seller and its board of managers shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the
Acquisition, this Agreement or any of the transactions contemplated by this
Agreement, use commercially reasonable efforts to enable the Acquisition and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Purchaser or Seller to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock in order to meet Legal Requirements.

     5.7 No Securities Transactions. Neither Seller nor any its managers, members or officers or any of their Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Purchaser prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. Seller shall use its commercially reasonable efforts to require each of its managers, members, officers, employees, agents and representatives to comply with the foregoing requirement.

                                       42

     5.8 No Claim Against Trust Fund. Notwithstanding anything else in this
Agreement, Seller acknowledges that it has read Purchaser's final prospectus dated June 30, 2005 and understands that Purchaser has established the Trust
Fund for the benefit of Purchaser's public stockholders and that Purchaser may disburse monies from the Trust Fund only (a) to Purchaser's public stockholders in the event they elect to convert their shares into cash in accordance with
Purchaser's Charter Documents and/or the liquidation of Purchaser or (b) to
Purchaser after it consummates a business combination. Seller further acknowledges that, if the transactions contemplated by this Agreement, or, upon termination of this Agreement, another business combination, are not consummated by July 6, 2007, Purchaser will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, Seller, for itself and its
Subsidiaries, affiliated entities, managers, officers, employees, members, representatives, advisors and all other associates and affiliates, hereby waive all rights, title, interest or claim of any kind against Purchaser to collect from the Trust Fund any monies that may be owed to them by Purchaser for any reason whatsoever, including but not limited to a breach of this Agreement by
Purchaser or any negotiations, agreements or understandings with Purchaser
(whether in the past, present or future), and will not seek recourse against the
Trust Fund at any time for any reason whatsoever. This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of Purchaser.

     5.9 Disclosure of Certain Matters. Each of Purchaser and Seller will provide the other with prompt written notice of any event, development or condition that (a) would cause any of such party's representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition
(financial or otherwise) of it, or (e) would require any amendment or supplement to the Proxy Statement. The parties shall have the obligation to supplement or amend Seller Schedules and Purchaser Schedules (the "Disclosure Schedules")
being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the parties to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, except as set forth in the following sentence, for purposes of
Sections 6.2(a), 6.3(a), 7.1(a)(i), 8.1(d) and 8.1(e), the representations and warranties of the parties shall be made with reference to the Disclosure
Schedules as they exist at the time of execution of this Agreement, subject to such anticipated changes as are set forth in Schedule 4.1 or otherwise expressly contemplated by this Agreement or the Disclosure Schedules as they exist on the date of this Agreement. It is understood and agreed that in no event shall any party (i) be relieved of its obligation to close as a result of a failure to comply with the conditions set forth in Sections 6.2(a) or 6.3(a) of this
Agreement or (ii) be permitted to terminate this Agreement pursuant to

                                       43

Sections 8.1(d) or 8.1(e), as a result of any matter disclosed pursuant to any such amendment or supplement unless the matters so disclosed, either individually or in the aggregate, result or are reasonably likely to result in a
Material Adverse Effect with respect to it or the other party.

     5.10 Repayment of Indebtedness. On or before the Closing, Seller shall repay all third party indebtedness for borrowed money of Seller and its
Subsidiaries and Seller's managers, members and officers shall repay to Seller and its Subsidiaries all direct and indirect indebtedness owed by them to Seller or any Subsidiary, including the indebtedness and other obligations described in
Schedule 2.21.

     5.11 Certain Financial Information. (a) Within fifteen (15) business days after the end of each month between the date hereof and the earlier of the
Closing Date and the date on which this Agreement is terminated, Seller shall deliver to Purchaser unaudited consolidated financial statements of Seller for such month, including a balance sheet, statement of operations and statement of cash flows, that are certified as correct and complete by the Chief Executive
Officer and Chief Financial Officer of Seller, prepared in accordance with the
U.S. GAAP applied on a consistent basis to prior periods (except as may be indicated in any notes thereto) and fairly present in all material respects the financial position of Seller at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements need not contain notes and may be subject to normal year-end adjustments that are not expected to have a Material Adverse Effect on Seller.

          (b) No later than February 28, 2007, Seller shall deliver to Purchaser copies of the audited consolidated financial statements (including any related notes thereto) of (i) Seller and the Subsidiaries for the fiscal year ended
December 31, 2006 and (ii) Seller's predecessor for the period from December 29,
2003 to December 9, 2004, each prepared in accordance with U.S. GAAP applied on a consistent basis to prior periods (except for changes required to be made under U.S. GAAP and as may be indicated in the notes thereto) and shall fairly present in all material respects the financial position of Seller, or its predecessor, as applicable, at the date thereof and the results of its operations and cash flows for the period indicated.

          (c) Seller shall use commercially reasonable efforts to deliver to
Purchaser, no later than March 31, 2007, copies of the audited financial statements (including any related notes thereto) of certain acquired businesses of the Seller.

     5.12 Access to Financial Information. Seller will, and will cause its auditors to, (a) continue to provide Purchaser and its advisors full access to all of Seller's financial information used in the preparation of its Audited
Financial Statements and Unaudited Financial Statements and the financial information furnished pursuant to Section 5.11 hereof and (b) cooperate fully with any reviews performed by Purchaser or its advisors of any such financial statements or information.

                                       44

     5.13 HSR Act. If required pursuant to the HSR Act, as promptly as practicable after the date of this Agreement, Purchaser and Seller shall each prepare and file the notification required of it thereunder in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities.
Purchaser and Seller shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other
Governmental Entity regarding the transactions contemplated by this Agreement,
(b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any
Governmental Entity with respect to such transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Filing fees with respect to the notifications required under the HSR Act shall be paid by Purchaser.

     5.14 Required Consents. As soon as practicable after the date hereof and prior to the Closing Date, Seller shall use commercially reasonable efforts to obtain the Required Consents.

     5.15 Purchaser Borrowings. Through the Closing, Purchaser shall be allowed to borrow funds from its directors, officers and/or stockholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Purchaser in due course on a non-interest bearing basis and repayable at Closing. The proceeds of such loans shall not be used for the payment of salaries, bonuses or other compensation to any of Purchaser's directors, officers or stockholders.

     5.16 Employee Matters.

          (a) Effective as of the close of business on the Closing Date, each of the employees of Seller employed in connection with the Business shall cease being employed by Seller. Effective as of the day following the Closing Date,
Purchaser shall make offers of employment to each employee of Seller, other than the employees listed on Schedule 5.16, for aggregate compensation, including benefit plans, which is substantially comparable in the aggregate as currently in effect with Seller. All such employment offered by Purchaser will be "at will" and may be terminated by Purchaser at any time for any reason (subject only to any written commitments to the contrary made by Purchaser). Such employees receiving an offer of employment from Purchaser and who accept such offer shall be known collectively as the "Transferred Employees" and individually as a "Transferred Employee."

          (b) Purchaser shall use commercially reasonable efforts to provide the
Transferred Employees with benefits under employee benefit plans that, in the aggregate, are substantially comparable with those with which they are currently being provided by Seller. Purchaser shall assume all of the obligations arising after the Closing Date with respect to Seller's Plans, including, without limitation, its cafeteria plan and its 401(k) plan. Purchaser

                                       45

shall use commercially reasonable efforts to permit each of the plans in which
Transferred Employees are eligible to participate to take into account for purposes of eligibility thereunder, the length of service of such Transferred
Employees with Seller through the Closing Date, to a comparable extent that such service was credited under a comparable employee benefit plan of Seller;
provided, however, that such credit shall not result in a duplication of benefits for the same period of service.

          (c) Purchaser shall use commercially reasonable efforts to take all such actions as are necessary or appropriate to ensure that each Transferred
Employee, each such Transferred Employee's spouse and dependent children covered under a group health plan of Seller on the Closing Date shall be eligible to enroll for coverage effective as of the day following the Closing Date under a group health plan maintained by Purchaser. Purchaser shall use commercially reasonable efforts to take all such reasonable actions as are necessary or appropriate to cause each group health plan maintained by Purchaser in which a
Transferred Employee, any such Transferred Employee's spouse or dependent children will participate after the Closing Date to waive any waiting period, evidence of insurability requirement or pre-existing condition limitation that did not also apply under the applicable group health plan of Seller, subject to approval by the insurer providing benefits under such plan, if applicable.

          (d) To the extent that a Transferred Employee has satisfied in whole or in part any annual deductible or paid any out-of-pocket or co-payment expenses (as evidenced by reasonable documentation to be provided to Purchaser)
under a group health plan of Seller for the 2007 plan year, such Transferred
Employee shall be credited therefor under the corresponding provisions of the corresponding group health plan of Purchaser in which such Transferred Employee participates after the Closing Date, so long as Purchaser can do so without incurring any material expense.

          (e) Purchaser shall assume liability to each Transferred Employee for the amount of accrued and unpaid days of vacation, earned time off and sick leave applicable to such Transferred Employee as of the Closing Date, to the extent taken into account in calculating Balance Sheet Working Capital.

          (f) Notwithstanding anything to the contrary contained herein,
Purchaser reserves the right to modify, amend and terminate at any time any benefits provided to Transferred Employees.

          (g) (i) To the extent not accrued in the Balance Sheet Working
Capital, Seller shall be responsible for (A) the payment of all wages and other remuneration due to its employees with respect to their services to Seller through the close of business on the Closing Date, including bonus payments, vacation pay earned prior to the Closing Date, and the items listed on Schedule
5.16(g); (B) the payment to Seller's employees of any termination or severance payments; and (C) any and all payments to employees required under the WARN Act.
From and after the day following the Closing Date and for the period required thereby, Purchaser

                                       46

agrees to offer continuation health coverage under Section 4980B of the Internal
Revenue Code of 1986, as amended, and Section 602 to 607 of the Employee
Retirement Income Security of 1974, as amended ("COBRA"), to eligible current and former employees and such employees' dependents who either (I) properly elected COBRA coverage prior to or on the Closing Date or (II) are entitled to make such an election after the Closing Date.

               (ii) Seller shall maintain and pay all premiums and applicable fees for Seller's Plans through the Closing Date, except to the extent accrued in the Balance Sheet Working Capital. Except with respect to the Plans that
Purchaser assumes pursuant to clause (iii) below, Purchaser shall have no liability for any claims made or incurred by Seller's employees and their dependents and beneficiaries through the Closing Date under Seller Employee
Plans, except to the extent accrued in the Balance Sheet Working Capital. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee or dependent or beneficiary to the benefit.

               (iii) Seller shall assign to Purchaser and Purchaser shall assume from Seller all of Seller's obligations under Seller's Plans, including its
401(k) plan and cafeteria plan relating to the period after the Closing Date, which shall be deemed "Assumed Liabilities."

     5.17 Name Change. Promptly following the Closing, the ACN Entities shall file such certificates and documents and take all other steps as may be reasonably appropriate and requested by Purchaser to enable Purchaser to use the name American Community Newspapers and all variants thereof in connection with
Purchaser's operation of the Business.

                                   ARTICLE VI

                          CONDITIONS TO THE TRANSACTION

     6.1 Conditions to Obligations of Each Party to Effect the Acquisition. The
respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) Purchaser Stockholder Approval. The Purchaser Stockholder Approval
shall have been duly approved and adopted by the stockholders of Purchaser by the requisite vote under the laws of the State of Delaware.

          (b) Purchaser Common Stock. Holders of twenty percent (20%) or more of the shares of Purchaser Common Stock issued in Purchaser's initial public offering of securities and outstanding immediately before the Closing shall not have exercised their rights to convert

                                       47

their shares into a pro rata share of the Trust Fund in accordance with
Purchaser's Charter Documents.

          (c) Proxy Statement Effective. The Proxy Statement shall have been approved for distribution by the SEC.

          (d) HSR Act. All specified waiting periods under the HSR Act shall have expired and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Acquisition illegal or otherwise prohibiting consummation of the Acquisition, substantially on the terms contemplated by this Agreement.

          (e) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent)
which is in effect and which has the effect of making the Acquisition illegal or otherwise prohibiting consummation of the Acquisition, substantially on the terms contemplated by this Agreement.

          (f) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i)
prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

     6.2 Additional Conditions to Obligations of Seller. The obligations of
Seller to consummate and effect the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

          (a) Representations and Warranties. Each representation and warranty of Purchaser contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B)
subject to the last two sentences of Section 5.9, on and as of the Closing Date, with the same force and effect as if made on the Closing Date and (ii) not qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the last two sentences of Section 5.9, on and as of the Closing Date, with the same force and effect as if made on the
Closing Date in all material respects as if made on the Closing Date. Seller shall have received a certificate with respect to the foregoing signed on behalf of Purchaser by an authorized officer of Purchaser ("Purchaser Closing
Certificate").

                                       48

          (b) Agreements and Covenants. Purchaser shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Purchaser) does not, or will not, constitute a
Material Adverse Effect with respect to Purchaser, and the Purchaser Closing
Certificate shall include a provision to such effect.

          (c) Consents. Purchaser shall have obtained all consents, waivers and approvals required to be obtained by Purchaser in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Purchaser and the Purchaser Closing Certificate shall include a provision to such effect.

          (d) Material Adverse Effect. No Material Adverse Effect with respect to Purchaser shall have occurred since the date of this Agreement.

          (e) SEC Compliance. Immediately prior to Closing, Purchaser shall be in compliance with the reporting requirements under the Exchange Act.

          (f) Opinion of Counsel. Seller shall have received from Graubard
Miller, Purchaser's counsel, an opinion of counsel in substantially the form of
Exhibit I annexed hereto.

          (g) Listing. The Purchaser Common Stock issued in Purchaser's initial public offering and the class of warrants included in such Units shall be listed for trading on Nasdaq or AMEX or the OTC BB and there will be no action or proceeding pending or threatened against Purchaser by the NASD to prohibit or terminate the quotation of Purchaser Common Stock on the OTC BB or the trading thereof on Nasdaq or AMEX.

          (h) Other Deliveries. At or prior to Closing, Purchaser shall have delivered to Seller (i) copies of resolutions and actions taken by Purchaser's board of directors and stockholders in connection with the approval of this
Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by Seller and its counsel in order to consummate the transactions contemplated hereunder.

     6.3 Additional Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate and effect the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser:

                                       49

          (a) Representations and Warranties. Each representation and warranty of Seller contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B)
subject to the last two sentences of Section 5.9, on and as of the Closing Date, with the same force and effect as if made on the Closing Date and (ii) not qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the last two sentences of Section 5.9, on and as of the Closing Date, in all material respects, with the same force and effect as if made on the Closing Date. Purchaser shall have received a certificate with respect to the foregoing signed on behalf of Seller by an authorized officer of Seller ("Company Closing Certificate").

          (b) Agreements and Covenants. Seller shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Seller) does not, or will not, constitute a Material
Adverse Effect on Seller, and Seller Closing Certificate shall include a provision to such effect.

          (c) Consents. Seller shall have obtained all Required Consents and
Seller Closing Certificate shall include a provision to such effect.

          (d) Material Adverse Effect. No Material Adverse Effect with respect to Seller shall have occurred since the date of this Agreement.

          (e) Opinion of Counsel. Purchaser shall have received from
Sonnenschein Nath & Rosenthal LLP, counsel to Seller, an opinion of counsel in substantially the form of Exhibit J annexed hereto.

          (f) "Comfort" Letter. Purchaser shall have received a "comfort" letter from Seller's independent accountants, dated the Closing Date and in a customary form reasonably acceptable to such accounting firm and Purchaser, with respect to certain financial statements and other information included in the Proxy
Statement.

          (g) Repayment of Indebtedness. Seller shall have repaid all third party indebtedness for borrowed money and Seller's managers, members and officers shall have repaid to Seller and its Subsidiaries all direct and indirect indebtedness owed by them to Seller or any Subsidiary, including the indebtedness and other obligations described in Schedule 2.21.

          (h) Employment. Gene M. Carr and Daniel J. Wilson shall be ready, willing and able to perform under their respective Employment Agreements.

                                       50

          (i) Non-Solicitation Agreements. The non-solicitation agreements dated
January 24, 2007, executed by Spire Capital Partners, L.P. and Wachovia Capital
Partners 2004 LLC, respectively, shall each be in full force and effect.

          (j) Resignations. The resignations of Bruce M. Hernandez, Walker
Simmons, Christopher Paldino and Watts Hamrick from the Board of Directors of
Amendment I, Inc. and the other Subsidiaries.

          (k) Deeds. A statutory form of bargain and sale deed, properly executed and in proper form for recoding in the jurisdiction in which such parcel is located, so as to convey title in accordance with the terms of this
Agreement, together with such affidavits as the Purchaser's title company shall reasonably require in order to omit from its title insurance policy all exceptions for judgments, bankruptcies or other returns against persons or entities whose names are the same as or similar to the Seller's name.

          (l) Other Deliveries. At or prior to Closing, Seller shall have delivered to Purchaser: (i) copies of resolutions and actions taken by Seller's
Board of Managers and members in connection with the adoption and approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by Purchaser and its counsel in order to consummate the transactions contemplated hereunder.

                                  ARTICLE VII

                                 INDEMNIFICATION

     7.1 Indemnification of Purchaser.

          (a) Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), Purchaser and its representatives, successors and permitted assigns (the "Purchaser Indemnitees")
shall be indemnified, defended and held harmless by Seller, but only to the extent of the Escrow Fund except as specifically provided in Section 7.4(d) with respect to Surviving Claims (as defined in Section 7.4(a)), from and against all
Losses asserted against, resulting to, imposed upon, or incurred by any
Purchaser Indemnitee by reason of, arising out of or resulting from:

               (i) the inaccuracy or breach of any representation or warranty of
          Seller contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by Seller to Purchaser pursuant to this
          Agreement with respect hereto or thereto in connection with the
          Closing;

                                       51

               (ii) the non-fulfillment or breach of any covenant or agreement of Seller contained in this Agreement; and

               (iii) the Excluded Liabilities.

          (b) As used in this Article VII, the term "Losses" shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties. Solely for the purpose of determining the amount of any Losses
(and not for determining any breach) for which Purchaser Indemnitee may be entitled to indemnification pursuant to Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as "material," "materially," or "Material Adverse Effect" shall be deemed made or given without such qualification and without giving effect to such words.

     7.2 Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against Purchaser by a
Person other than Seller (a "Third Party Claim") shall be subject to the following terms and conditions:

          (a) Notice of Claim. Purchaser will give Seller prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a "Notice of Claim") which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part)
under any insurance and the estimated amount of such Loss which may be covered under such insurance.

          (b) Defense. Seller shall have the right, at its option (subject to the limitation set forth in subsection 7.2(c) below) and at its own expense, by written notice to Purchaser, to assume the entire control of, subject to the right of Purchaser to participate (at its expense and with counsel of its choice) in, and to be kept fully informed with respect thereto, the defense, compromise or settlement of the Third Party Claim as to which such Notice of
Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to Purchaser to be the lead counsel in connection with such defense. If Seller is permitted and elects to assume the defense of a Third Party Claim:

               (i) Seller shall diligently and in good faith defend such Third
          Party Claim and shall keep Purchaser reasonably informed of the status of such defense; and

                                       52

               (ii) Purchaser shall cooperate fully in all respects with Seller in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Purchaser shall make available to Seller all pertinent information and documents under its control.

          (c) Limitation of Right to Assume Defense. Seller shall not be entitled to assume control of such defense if the Third Party Claim primarily seeks material injunctive or equitable relief against Purchaser and Purchaser delivers notice to the Seller exercising its right to assume control thereof, in which event the Seller shall have the right to participate in such defense, at its own expense and with counsel of its own choosing, and be kept fully informed in respect thereof.

          (d) Other Limitations. Failure by Purchaser to give prompt Notice of
Claim or to provide copies of relevant available documents or to furnish relevant available data shall not affect Seller's duty or obligations under this
Article VII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of Seller to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which Seller is obligated to be greater than such damages would have been had Purchaser given Seller prompt notice hereunder. So long as Seller is defending any such action actively and in good faith, Purchaser shall not settle such action. Purchaser shall make available to Seller all relevant records and other relevant materials required by them and in the possession or under the control of Purchaser, for the use of Seller and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

          (e) Failure to Defend. If Seller, promptly after receiving a Notice of
Claim, fails to defend such Third Party Claim actively and in good faith,
Purchaser will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that Seller shall have the right to approve any settlement, which approval will not be unreasonably delayed, withheld or conditioned.

          (f) Purchaser's Rights. Anything in this Section 7.2 to the contrary notwithstanding, Seller shall not, without the written consent of Purchaser, which consent shall not be unreasonably withheld or delayed, settle or compromise any action or consent to the entry of any judgment which (i) includes any actions to be taken or not taken by Purchaser or (ii) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to
Purchaser of a full and unconditional release from all liability and obligation in respect of such action without any payment by Purchaser.

          (g) Seller Consent. Unless Seller has consented to a settlement of a
Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Escrow Agreement.

                                       53

     7.3 Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance, Purchaser shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that Purchaser shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the amount of such claim shall be reduced by any amounts collected from any insurance company or third party, including Insurance Proceeds. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

     7.4 Limitations on Indemnification.

          (a) Survival: Time Limitation. The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by Seller to Purchaser in connection with this Agreement (including the certificate required to be delivered by Seller pursuant to Section 6.3(a)) shall survive the
Closing until the expiration of the Escrow Period. Notwithstanding the foregoing, representations, warranties and covenants of the Seller and Purchaser contained in the second sentence of each of Sections 2.13(a) and (b) (Title),
Section 2.10 (Employee Benefit Plans), Section 2.14(b) (Taxes) and Section
2.15(a) (Environmental) and Sections 3.11 (Employee Benefit Plans), Section 3.14
(Title to Property), Section 3.16 (Environmental Matters) or claims based on fraud or intentional misconduct (the "Surviving Claims"), which shall survive the Closing until the thirtieth (30th) day following the expiration of the applicable statute of limitations. No claim for indemnification under this
Article VII shall be brought after the end of the Escrow Period, other than claims for indemnification in respect of Surviving Claims.

          (b) Preservation of Claims. Any claim set forth in a Notice of Claim shall survive until final resolution thereof.

          (c) Deductible. No amount shall be payable under Article VII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds Five Hundred Thousand Dollars ($500,000) (the "Deductible"), in which event the amount payable shall include only Losses in excess of the Deductible and all future amounts that become payable under Section 7.1 from time to time thereafter, except that Losses resulting from a Surviving Claim or an Excluded
Liability which consists of (i) accounts payable or accrued expenses incurred by the Seller in the ordinary course of business, (ii) employee compensation and benefit payments incurred by the Seller in the ordinary course of business, or
(iii) income or other Taxes measured or based on the gross income of the Seller
(such as gross receipt or franchise Taxes), each to the extent not included in the calculation of the Balance Sheet Working Capital, shall not be included in the calculation of the Deductible and a Purchaser Indemnitee shall be entitled to indemnification with respect to such Losses in accordance with this Article
VII as though there were no Deductible in this Agreement.

                                       54

          (d) Aggregate Amount Limitation. The aggregate liability for Losses pursuant to Article VII shall not in any event exceed the Escrow Fund and
Purchaser shall have no claim against Seller other than for moneys in the Escrow
Fund or, in the event of a Surviving Claim made following the Escrow Period, the remaining amount of the Escrow Fund that was distributed to the Seller upon termination of the Escrow Agreement, it being understood and agreed that in no event shall Seller's aggregate liability for indemnification under this
Agreement exceed $12,500,000.

     7.5 Exclusive Remedy. Purchaser, on behalf of itself and all other
Purchaser Indemnitees, hereby acknowledges and agrees that, from and after the
Closing, its sole remedy with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article
VII. Notwithstanding any of the foregoing, nothing contained in this Article VII shall in any way impair, modify or otherwise limit Purchaser's or Seller's right to bring any claim, demand or suit against the other party based upon such other party's actual fraud or intentional or willful misrepresentation or omission, it being understood that a mere breach of a representation and warranty, without intentional or willful misrepresentation or omission, does not constitute fraud.
In no event shall any party hereto be liable for any special, consequential or punitive damages.

     7.6 Adjustment to Purchase Price. Amounts paid for indemnification under
Article VII shall be deemed to be an adjustment to the Purchase Price except as otherwise required by Law.

                                  ARTICLE VIII

                                   TERMINATION

     8.1 Termination. This Agreement may be terminated at any time prior to the
Closing:

          (a) by mutual written agreement of Purchaser and Seller at any time;

          (b) by either Purchaser or Seller if the Acquisition shall not have been consummated by the later of (i) May 31, 2007 and (ii) thirty (30) days after the Proxy Statement has been approved for distribution by the SEC, but in no event later than June 30, 2007 (the "Termination Date") for any reason;
provided, however, that the right to terminate this Agreement under this Section
8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Acquisition to occur on or before the Termination Date and such action or failure to act constitutes a breach of this Agreement;

          (c) by either Purchaser or Seller if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of

                                       55

permanently restraining, enjoining or otherwise prohibiting the Acquisition, which order, decree, ruling or other action is final and nonappealable;

          (d) by Seller, upon a material breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Purchaser is curable by Purchaser prior to the Closing Date, then Seller may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from Seller to Purchaser of such breach, provided Purchaser continues to exercise commercially reasonable efforts to cure such breach (it being understood that Seller may not terminate this Agreement pursuant to this
Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Purchaser is cured during such thirty (30)-day period);

          (e) by Purchaser, upon a material breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this
Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by Seller prior to the Closing Date, then Purchaser may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from Purchaser to Seller of such breach, provided
Seller continues to exercise commercially reasonable efforts to cure such breach
(it being understood that Purchaser may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by Seller is cured during such thirty (30)-day period); or

          (f) by either Purchaser or Seller, if, at the Special Meeting
(including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Purchaser Common Stock required under Purchaser's certificate of incorporation, or the holders of 20% or more of the number of shares of Purchaser Common Stock issued in Purchaser's initial public offering and outstanding as of the date of the record date of the Special Meeting exercise their rights to convert the shares of Purchaser Common Stock held by them into cash in accordance with Purchaser's certificate of incorporation.

     8.2 Notice of Termination; Effect of Termination. Any termination of this
Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Acquisition shall be abandoned, except for and subject to the following: (i) Sections 5.6, 5.13, 8.2 and 8.3 and
Article X (General Provisions) shall survive the

                                       56

termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to Section 8.1(b) if such party's action or failure to act constituted the principal cause of or resulted in the failure of the Acquisition to occur on or before the date stated therein.

     8.3 Deposit.

          (a) Deposit to the Purchaser. The Purchaser may instruct the Deposit
Escrow Agent to immediately return the Deposit (and accrued interest thereon) to the Purchaser:

               (i) Upon termination of this Agreement pursuant to Section 8.1(b)
hereof, unless the Purchaser's action or failure to act has been the principal cause of or resulted in the failure of the Acquisition to occur on or before the
Termination Date and such action or failure to act constitutes a breach of this
Agreement; provided, however, it is understood and agreed that if the SEC fails to authorize the mailing of the definitive Proxy Statement as a result of the
Seller's inability to provide the audited financial statements described in
Section 5.11(c), then the failure of the Acquisition to occur on or before the
Termination Date shall not be deemed to be the result of the Purchaser's action or failure to act; or

               (ii) Upon termination of this Agreement by either the Seller or the Purchaser pursuant to Section 8.1(c) hereof, unless the Purchaser's action or failure to act has been the principal cause of or resulted in the
Governmental Entity issuing such order, decree, judgment or ruling or action and such Purchaser action or failure to act constitutes a breach of this Agreement;

               (iii) Upon termination of the this Agreement by Purchaser
pursuant to Section 8.1(e) hereof; or

               (iv) Upon termination of this Agreement by either Purchaser or
Seller pursuant to Section 8.1(f), provided, however, that so long as such failure to approve was not the result of a Material Adverse Effect on the
Seller, Purchaser shall instruct the Deposit Escrow Agent to pay to Seller from the Deposit, an amount equal to its reasonable out-of-pocket expenses incurred as a result of the Acquisition contemplated hereby, including without limitation, reasonable legal and accounting expenses, as shown on an invoice presented by Seller to Purchaser.

          (b) Deposit to Seller. The Seller may instruct the Deposit Escrow
Agent to immediately deliver the Deposit (and accrued interest thereon) to the
Seller as liquidated damages:

               (i) Upon termination of this Agreement pursuant to Section 8.1(b)
hereof, if the Purchaser's action or failure to act has been the principal cause of or resulted in the

                                       57

failure of the Acquisition to occur on or before the Termination Date and such action or failure to act constitutes a breach of this Agreement; or

               (ii) Upon termination of the this Agreement by Seller pursuant to
Section 8.1(d) hereof.

     8.4 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Acquisition is consummated, except (a) as provided in Section 8.3(a)(iv), above, (b) Purchaser shall pay the filing fee in connection with any filings required by HSR, (c) the parties shall each pay one-half of any sales tax payable in connection with the Acquisition and (d) to the extent this Agreement is terminated for any reason, Purchaser shall pay or reimburse the Seller for the cost of any special audit or additional accounting work on the books and records of the Seller required as a result of the Purchaser being a reporting company.

                                   ARTICLE IX

                                  DEFINED TERMS

     Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

     "15-Day Period"                             Section 1.5(c)
     "2008 Audited Financials"                   Section 1.6(a)(ii)
     "AAA"                                       Section 10.12
     "ACN Entities"                              Section 1.10(a)(vii)
     "Acquired Assets"                           Section 1.1
     "Acquisition"                               Recitals
     "Affiliate"                                 Section 10.2(f)
     "Agreement"                                 Caption
     "AMEX"                                      Section 3.23
     "Approvals"                                 Section 2.1(a)
     "Assignment and Assumption Agreement"       Section 1.10(a)(ii)
     "Assumed Liabilities"                       Section 1.3
     "Audited Financial Statements"              Section 2.6(a)
     "Auditor Determination"                     Section 1.5(e)
     "Auditor NCF Determination"                 Section 1.6(a)(v)
     "Balance Sheet Working Capital"             Section 1.5(c)
     "Blue Sky Laws"                             Section 2.4(b)
     "Business"                                  Section 1.3
     "Capitalization Amendment"                  Section 5.1(a)
     "Charter Documents"                         Section 2.1(a)

                                       58

     "Closing"                                   Section 1.9
     "Closing Balance Sheet"                     Section 1.5(b)
     "Closing Date"                              Section 1.9
     "Closing Form 8-K                           Section 5.3(b)
     "Closing Press Release"                     Section 5.3(b)
     "Closing Working Capital"                   Section 1.5(a)
     "COBRA"                                     Section 5.16(g)
     "Company Closing Certificate"               Section 6.3(b)
     "Copyrights"                                Section 2.18
     "Corporate Records"                         Section 2.1(c)
     "Deductible"                                Section 7.4(c)
     "Deposit"                                   Section 1.8
     "Deposit Escrow Agent"                      Section 1.8
     "Deposit Escrow Agreement"                  Section 1.8
     "Disclosure Schedules"                      Section 5.9
     "Disputed Matters"                          Section 1.5(e)
     "Dispute Notice"                            Section 1.5(e)
     "DGCL"                                      Section 1.5(b)
     "Earnout Period"                            Section 1.6(a)(ii)
     "Effective Time"                            Section 1.5(a)
     "Employment Agreements"                     Section 6.2(j)
     "Environmental Law"                         Section 2.15(b)
     "Escrow Agent"                              Section 1.4(b)(ii)
     "Escrow Agreement"                          Section 1.4(b)(ii)
     "Escrow Fund"                               Section 1.4(b)(ii)
     "Escrow Period"                             Section 1.7
     "Exchange Act"                              Section 2.4(b)
     "Excluded Assets"                           Section 1.3
     "Governmental Action/Filing"                Section 2.20(c)
     "Governmental Entity"                       Section 1.14(c)
     "Hazardous Substance"                       Section 2.15(c)
     "HSR Act"                                   Section 2.4(b)
     "Independent Auditor"                       Section 1.5(e)
     "Initial Payment Amount"                    Section 1.4(b)(i)
     "Insider"                                   Section 2.18(a)(i)
     "Insurance Policies"                        Section 2.19
     "Insurance Proceeds"                        Section 1.2(a)
     "Intellectual Property"                     Section 2.17
     "knowledge"                                 Section 10.2(d)
     "Legal Requirements"                        Section 10.2(b)
     "Lien"                                      Section 10.2(e)
     "Losses"                                    Section 7.1(b)
     "Material Adverse Effect"                   Section 10.2(a)

                                       59

     "Material Seller Contracts"                 Section 2.18(a)
     "Name Change Amendment"                     Section 5.1(a)
     "Nasdaq"                                    Section 5.1(e)
     "NCF"                                       Section 1.6(a)
     "NCF Disputed Matters"                      Section 1.6(a)(v)
     "NCF Dispute Notice"                        Section 1.6(a)(v)
     "NCF Review Period"                         Section 1.6(a)(iii)
     "NASD"                                      Section 3.23
     "Notice of Claim"                           Section 7.2(a)
     "OTC BB"                                    Section 3.23
     "Owned Real Property"                       Section 2.13(a)
     "Patents"                                   Section 2.17
     "Permitted Lien"                            Section 10.2(e)
     "Person"                                    Section 10.2(c)
     "Personal Property"                         Section 2.13(b)
     "Plan/Plans"                                Section 2.10(a)
     "Proxy Statement"                           Section 5.1(a)
     "PTO"                                       Section 5.1(a)
     "Purchase Price"                            Section 1.4
     "Purchaser"                                 Caption
     "Purchaser Closing Certificate"             Section 6.2(a)
     "Purchaser Common Stock"                    Section 3.3(a)
     "Purchaser Contracts"                       Section 3.19(a)
     "Purchaser Convertible Securities"          Section 3.3(b)
     "Purchaser Effective Time Liabilities"      Section 5.24
     "Purchaser Indemnitees"                     Section 7.1(a)
     "Purchaser Plan"                            Section 5.1(a)
     "Purchaser Preferred Stock"                 Section 3.3(a)
     "Purchaser Schedule"                        Article III Preamble
     "Purchaser SEC Reports"                     Section 3.7(a)
     "Purchaser Stockholder Approval"            Section 5.1(a)
     "Purchaser Stock Options"                   Section 3.3(b)
     "Purchaser Warrants"                        Section 3.3(b)
     "Registered Intellectual Property"          Section 2.18
     "Required Consents"                         Section 1.10(a)(iv)
     "Returns"                                   Section 2.14(c)
     "SEC"                                       Section 3.7(a)
     "Securities Act"                            Section 2.4(b)
     "Seller"                                    Caption
     "Seller Closing Certificate"                Section 6.3(a)
     "Seller Common Stock"                       Section 1.5(a)
     "Seller Contract Consents"                  Section 5.22
     "Seller Contracts"                          Section 2.18(a)

                                       60

     "Seller Intellectual Property"              Section 2.17
     "Seller Products"                           Section 2.17
     "Seller Registered Intellectual Property"   Section 2.17
     "Seller Schedule"                           Article II Preamble
     "Signing Press Release"                     Section 5.3(a)
     "Special Meeting"                           Section 5.1(a)
     "Subsidiaries"                              Section 2.2(a)
     "Surviving Claims"                          Section 7.4(a)
     "Target Working Capital"                    Section 1.5(a)
     "Tax/Taxes"                                 Section 2.14(a)
     "Termination Date"                          Section 8.1(b)
     "Third Party Claim"                         Section 7.2
     "Trademarks"                                Section 2.17
     "Transferred Employees"                     Section 5.16(a)
     "Trust Fund"                                Section 3.25
     "Unaudited Financial Statements"            Section 2.6(b)
     "U.S. GAAP"                                 Section 2.6(a)
     "Working Capital"                           Section 1.5(a)
     "Working Capital Deficit"                   Section 1.5(c)
     "Working Capital Surplus"                   Section 1.5(c)

                                    ARTICLE X

                               GENERAL PROVISIONS

     10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

     if to Purchaser, to:

          Courtside Acquisition Corp.
          1700 Broadway
          New York, New York 10019
          Attention: Richard Goldstein, Chairman & CEO
          Telephone: 212-641-5000
          Telecopy: 212-641-5050

                                       61

     with a copy to:

          Graubard Miller
          405 Lexington Avenue
          New York, New York 10174-1901
          Attention: David Alan Miller, Esq.
          Telephone: 212-818-8661
          Telecopy: 212-818-8881

     if to Seller, to:

          American Community Newspapers LLC
          14875 Landmark Boulevard
          Suite 110
          Addison, Texas 78254
          Attention: Gene Carr, Chief Executive Officer
          Telephone:
          Telecopy:

     with a copy to:

          Sonnenschein Nath & Rosenthal LLP
          1221 Avenue of the Americas
          New York, New York 10020
          Attention: Paul A. Gajer, Esq.
          Telephone: 212-398-5293
          Telecopy: 212-768-6800

     10.2 Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an
Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this
Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words "include," "includes"
and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect
Subsidiaries of such entity. For purposes of this Agreement:

                                       62

          (a) the term "Material Adverse Effect" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition, prospects or results of operations of such entity, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes attributable to the public announcement or pendency of the transactions contemplated hereby or (ii) changes in general national or regional economic conditions;

          (b) the term "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Company Contracts or Purchaser Contracts;

          (c) the term "Person" shall mean any individual, corporation
(including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

          (d) the term "knowledge" means actual knowledge or awareness, after due inquiry, as to a specified fact or event of, in the case of the Seller, Gene
Carr or Dan Wilson, or in the case of any other Person, a Person that is an individual or of an executive officer or director of a Person that is a corporation or of a Person in a similar capacity of an entity other than a corporation;

          (e) the term "Lien" means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest) and the term
"Permitted Lien" means (i) the Lien of real estate and personal property taxes or assessments not yet due and payable or being contested in good faith and for which appropriate reserves have been established in accordance with U.S. GAAP, provided that such reserves are taken into account in computing the Balance
Sheet Working Capital, (ii) Liens created by the operation of law in favor or producers, processors, warehousemen, materialmen, mechanics, and others, but only to the extent that the Seller (x) is not in default to the holder of such
Lien in the performance of the obligation secured thereby, or (y) is contesting any such Liens in good faith and would not, individually or in the aggregate, materially impair the use of the assets against which they are secured or the operation of the Business as currently conducted; (iii) zoning, building codes, and other land uses laws regulating the use or occupancy of the Seller's property or the activities conducted thereon that are imposed by any
Governmental Authority and are not violated in any material respect by the current use or occupancy thereof or

                                       63

the operation of the Business as currently conducted thereon; (iv) easements, covenants, conditions, restrictions, and other similar matters of record affecting title to the real property that do not or would not materially impair the use or occupancy of the real property in the operation of the Business as currently conducted, (v) Liens arising from the Seller's existing credit facilities; (vi) as to each parcel of Owned Real Property, such other matters as any title insurer licensed to do business in the jurisdiction in which such parcel is located shall be willing, without special premium, to omit as exceptions to coverage or to except with insurance against collection out of or enforcement against such parcel; and (vii) Liens set forth on Schedule 2.13(a)
hereof.

          (f) the term "Affiliate" means, as applied to any Person, any other
Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition,
"control" (including with correlative meanings, the terms "controlling,"
"controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and

          (g) the term "Effective Time" means 11:59 p.m., New York City time, on the Closing Date.

     10.3 Counterparts; Facsimile Signatures. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

     10.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the
documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the letter of intent between Purchaser and
Seller dated December 18, 2006, is hereby terminated in its entirety and shall be of no further force and effect (except to the extent expressly stated to survive the execution of this Agreement and the consummation of the transactions contemplated hereby); and (b) are not intended to confer upon any other Person any rights or remedies hereunder (except as specifically provided in this
Agreement).

     10.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or

                                       64

unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.
The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     10.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

     10.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     10.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Notwithstanding the foregoing, Purchaser may assign its rights under this Agreement to a wholly owned subsidiary formed for such purpose but such assignment shall not relieve Purchaser of its obligations hereunder. In the event of such an assignment, the term "Purchaser" shall be deemed to include such subsidiary for all purposes. Subject to the first sentence of this Section
10.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     10.10 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

     10.11 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties

                                       65

made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

     10.12 Arbitration. Any disputes or claims arising under or in connection with this Agreement or the transactions contemplated hereunder shall be resolved by binding arbitration. Notice of a demand to arbitrate a dispute by either party shall be given in writing to the other at their last known address.
Arbitration shall be commenced by the filing by a party of an arbitration demand with the American Arbitration Association ("AAA") in its office in New York
City, New York. The arbitration and resolution of the dispute shall be resolved by a three arbitrators appointed by the AAA pursuant to AAA rules. The arbitration shall in all respects be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties. The arbitration shall be conducted in New York City, New York. The arbitrator shall supply a written opinion supporting any award, and judgment may be entered on the award in any court of competent jurisdiction. Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrators for their services shall be assessed against the losing party by the arbitrators. In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a party from acting contrary to this Agreement or to prevent irreparable harm prior to a confirmation of an arbitration award, then either party is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other pending the completion of the arbitration in a court having jurisdiction over the parties. Each party hereby consents to the exclusive jurisdiction of the federal and state courts located in the State of New York,
New York County, for such purpose. All rights and remedies of the parties shall be cumulative and in addition to any other rights and remedies obtainable from arbitration.

     10.13 Currency. All references to currency amounts in this Agreement shall mean United States dollars.

         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

                                       66

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                                        COURTSIDE ACQUISITION CORP.

                                        By: /s/ Richard D. Goldstein
                                            ------------------------------------
                                            Richard D. Goldstein
                                            Chairman and Chief Executive Officer

                                        AMERICAN COMMUNITY NEWSPAPERS LLC

                                        By: /s/ Gene Carr
                                            ------------------------------------
                                            Gene Carr
                                            Chief Executive Officer

                                        For purposes of Section 2.22 only:

                                        ACN HOLDING LLC

                                        By: /s/ Bruce M. Hernandez
                                            ------------------------------------
                                            Bruce M. Hernandez
                                            Chairman

                                       67

                         INDEX OF EXHIBITS AND SCHEDULES

EXHIBITS
---------

EXHIBIT A - FORM OF ESCROW AGREEMENT
EXHIBIT B - FORM OF DEPOSIT ESCROW AGREEMENT
EXHIBIT C - FORM OF BILL OF SALE
EXHIBIT D - FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT E - FORM OF INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT
EXHIBIT F - FORM OF EMPLOYMENT AGREEMENT FOR GENE M. CARR
EXHIBIT G - FORM OF EMPLOYMENT AGREEMENT FOR DANIEL J. WILSON
EXHIBIT H - FORM OF EMPLOYMENT AGREEMENT FOR JEFFREY B. COOLMAN
EXHIBIT I - FORM OF OPINION OF GRAUBARD MILLER
EXHIBIT J - FORM OF OPINION OF SONNENSCHEIN NATH & ROSENTHAL LLP

SCHEDULES
---------

SCHEDULE 1.1    - ACQUIRED ASSETS
SCHEDULE 1.2    - EXCLUDED ASSETS
SCHEDULE 1.3(a) - ASSUMED LIABILITIES
SCHEDULE 1.3(b) - EXCLUDED LIABILITIES
SCHEDULE 1.4    - ALLOCATION OF PURCHASE PRICE
SCHEDULE 1.6    - NCF EARNOUT
SCHEDULE 1.6(a) - CORPORATE EXPENSES EXCLUDED FROM CALCULATION OF NCF EARNOUT
SCHEDULE 2      - SELLER SCHEDULE
SCHEDULE 3      - PURCHASER SCHEDULE
SCHEDULE 4.1    - SELLER AND PURCHASER PERMITTED ACTIONS

                                       68

                                  Schedule 1.1

                                 Acquired Assets
                                    Vehicles

        MAKE/MODEL           VEHICLE IDENTIFICATION NUMBER       LOCATION
--------------------------   -----------------------------   ---------------
    2002 GMC Savannah              1GRFG25MX21118969          McKinney, TX
     2003 Mazda B2300              4F4YR12D23TMO7343          McKinney, TX
2002 Oldsmobile Silhouette         1GHDX03EX2D153530         Monticello, MN
 1997 Ford Crown Victoria          2FALP71WOVX168823          Leesburg, VA
      1997 Ford Van                1FTJE34LOVHA60848            Plano, TX
    1998 Toyota Pickup             4TANL42N6WZ133262            Plano, TX
     2002 GMC Sonoma               1GTCS145428172555            Plano, TX
      1983 Jeep AMC                1UTBF00AIDS182793            Osseo, MN
      1982 Jeep AMC                1UTBF00A3CS170532            Osseo, MN
      1983 Jeep AMC                1UTBF00AXDS184851            Osseo, MN
      1982 Jeep AMC                1UTBF00A2CS173003            Osseo, MN
     1993 GMC Safari               1GKEL19W3PB500344            Osseo, MN
      1983 Jeep AMC                1UTUF00B1DS193424            Osseo, MN
  1995 Chevrolet Pickup            1GCCS1442S8182931            Osseo, MN
      1982 Jeep AMC                1UTBF00A9CS171717            Osseo, MN
      1983 Jeep AMC                1UTBF00A3DS179880            Osseo, MN
      1983 Jeep AMC                1UTBFOOAODS185975            Osseo, MN
      1983 Jeep AMC                1UTBF00A5DS182148            Osseo, MN
      1982 Jeep AMC                1UTBF00A3CS172104            Osseo, MN
      1997 Dodge Van               2B7HB21Y6VK591924          Watertown, MN
 1993 Chevrolet Astro Van          1GCDM15Z6PB127899           Hudson, MN
    1997 Chevrolet Van             1GBJG31R4V1008705           Waconia, MN
      1990 Ford Van                1FTJE34H4LHA86362         Minneapolis, MN
      1982 Jeep AMC                1UTBF00A5CS178681            Osseo, MN
      1982 Jeep AMC                1UTBF00A3CS178680            Osseo, MN
 2002 International 4300           1HTMAAL62H515225             Osseo, MN

                                  Schedule 1.1

                           Acquired Assets (Continued)
                                 Press Equipment

                                   UNITS   DETAILS

Hudson Press Line A
   Harris V15A                       9
   Splicers                          3
   Folder - Harris JF25              1

Hudson Press Line B
   Harris V22                        6     Pre-owned  units  installed in
                                           December 2003 replacing older units
   Integra color deck                1     Color deck installed in March 2004
   Folder - Harris JF7               1

Inserting equipment
   Lines 1 - Kirk Rudy               1     Inserts 8 copies into 1
   Lines 2 - Kirk Rudy               1     Inserts 5 copies into 1
   Lines 3 - Kirk Rudy               1     Inserts 3 copies into 1
Image setters                        2     ECRM Martin 46, ECRM Sting Ray 63
Albany Press Line
   Press - King Press F216           4
   Folder - King Press KJ6-770       1

Goss Urbanite Press                  5
Goss Urbanite Press (color)          1     3-color unit
Harris Graphic Carousel Inserter     1     Inserts 8 copies into 1
Image setters                        2     Panther Pro-36, Panther Pro-46
Goss Urbanite Folder Series 500      1

Web Leader                           8
Folder                               2
Image setter                         1     Konica EV Jetsetter 4500

                                       2

                                  Schedule 1.1

                           Acquired Assets (Continued)
                             IT and Software Systems

SYSTEM                      MINNEAPOLIS             DALLAS                  NORTHERN VIRGINIA
-------------------------   ---------------------   ---------------------   --------------------

FINANCIAL                   MAS 90                  MAS90                   MAS90
CIRCULATION                 PBS                     CWC                     Baseview
                                                    Baseview
RETAIL / DISPLAY            Vision Data             Brainworks              Baseview
                                                    Baseview
CLASSIFIED                  Vision Data             Brainworks              Baseview
                                                    Baseview
BILLING                     Vision Data             Brainworks              Baseview
                                                    Baseview
EDITORIAL                   Quark / MS Word         Quark / MS Word         Quark / MS Word
E-MAIL                      MS Outlook              MS Outlook              MS Outlook

OTHER (INCLUDING BUT NOT    MS Excel, MS Word,      MS Excel, MS Word,      MS Excel, MS Word,
LIMITED TO)                 MS Powerpoint, Adobe    MS Powerpoint, Adobe    MS Powerpoint, Adobe
                            Acrobat, Photo Shop,    Acrobat, Photo Shop,    Acrobat, Photo Shop,
                            Quark                   Quark                   Quark, In Design

Employee Benefit Plans listed on Schedules 2.10(a), (b)
Real Property listed on Schedule 2.13(a)
Intellectual Property listed on Schedule 2.17
Agreements and Contracts listed on Schedules 2.18(a)
Insurance Policies listed on Schedule 2.19

                                        3

1,000 shares of common stock, representing all of the outstanding shares of capital stock of Amendment I, Inc.

All computer hardware (including transferable devices), printers, peripheral devices and associated software, strapping machines, counter stackers, vending machines, signage, forklifts, conveyors, telephone equipment, plastic bags, chemicals, ink, plates, film, inventory, furniture and fixtures, if any, used in connection with the Business.

                                        4

                                  Schedule 1.2

                                 Excluded Assets

Any rights or claims under any agreement listed on or referred to in Schedule
1.3(b).

                                        5

                                 Schedule 1.3(a)

                               Assumed Liabilities

All liabilities and obligations relating to the matters set forth on Schedule
2.9(a), without giving effect to any amendment thereof contemplated by Section
5.9. It being understood and agreed that the reserves established for the matters set forth on Schedule 2.9(a) shall be included in the Balance Sheet
Working Capital, unless a matter has been resolved or settled.

                                        6

                                 Schedule 1.3(b)

                              Excluded Liabilities

Credit Agreement, dated as of December 9, 2004, among American Community
Newspapers LLC, as Borrower, Bank of Montreal, Chicago Branch, as Administrative
Agent, Merrill Lynch Capital, a Division of Merrill Lynch Business Financial
Services Inc., as Documentation Agent and Co-Lead Arranger, General Electric
Capital Corporation, as Syndication Agent and Co-Lead Arranger, Harris Nesbitt,
as Co-Lead Arranger and the Lenders and LC Issuer from time to time party thereto.

Business Secured Loan Agreement (#359146) between Amendment I, Inc. and Loudoun
National Bank dated September 27, 2005.

Interest Rate Cap Agreement between the Seller and Merrill Lynch dated March 18,
2005.

Liabilities and obligations arising under the Administrative Services Agreement, between the Seller and Martin Benefit Administrators, Inc. dated January 1,
1999.

Liabilities and obligations arising under the Assurant Dental Plan DHMO (Texas only).

Liabilities and obligations arising under the Assurant Dental Plan PPO (all locations).

Liabilities and obligations arising under the Met Life - Basic Life and Ad&d,
Supplemental Life and Ad&d, Long Term Disability Insurance and Short Term
Disability Insurance Plans.

Liabilities and obligations arising under the Aetna Health Insurance PPO Plan -
Virginia (Amendment I).

Liabilities and obligations arising under the Blue Cross and Blue Shield of
Minnesota PPO Plan - Virginia, Texas and Minnesota Group (#CN475).

Liabilities and obligations arising under the Employment Agreement, dated
December 9, 2004, between the Seller and Gene M. Carr.

Liabilities and obligations arising under the Employment Agreement, dated
December 9, 2004, between the Seller and Jeffrey B. Coolman.

Liabilities and obligations arising under the Employment Agreement, dated
December 9, 2004, between the Seller and Daniel J. Wilson.

All surviving indemnification obligations, if any, set forth in the following agreements: (i) Asset Purchase Agreement, dated December 9, 2004, between ACN
Acquisition LLC and American Community Newspapers, Inc.; (ii) Asset Purchase
Agreement, dated May 31, 2005, between American Community Newspapers LLC,
Monticello Times, Inc., and Donald Q. Smith and Nancy R. Smith; (iii) Asset
Purchase Agreement, dated August 31, 2005, among American Community Newspapers
LLC, Suburban Washington Newspapers, Inc. The Better Built Group, Inc. and
Rupert Phillips and Clint Daws; (iv) Asset Purchase Agreement, dated July 29,
2005, among American Community Newspapers LLC, Hartman Newspapers, L.P., and J.
William Hartman and Fred B. Hartman; and (v) Asset Purchase Agreement, dated as of December 16, 2005, between American Community Newspapers LLC and NPG
Newspapers, Inc.

                                        7

                                  Schedule 1.4

                          Allocation of Purchase Price

Land                        $
Buildings                   $
Other Tangible Assets       $
Stock of Amendment I, Inc.  $
Intangible Assets           $
                            $

[TO BE COMPLETED PRIOR TO CLOSING]

                                        8

                                  Schedule 1.6

                                   NCF Earnout

If Combined Company Achieves      Then 2008
        2008 NCF of:           NCF Earnout is:
----------------------------   ---------------
         $19,000,000             $ 1,000,000
          19,100,000               1,400,000
          19,200,000               1,800,000
          19,300,000               2,200,000
          19,400,000               2,600,000
          19,500,000               3,000,000
          19,600,000               3,800,000
          19,700,000               4,600,000
          19,800,000               5,400,000
          19,900,000               6,200,000
          20,000,000               7,000,000
          20,100,000               7,800,000
          20,200,000               8,600,000
          20,300,000               9,400,000
          20,400,000              10,200,000
          20,500,000              11,000,000
          20,600,000              11,800,000
          20,700,000              12,600,000
          20,800,000              13,400,000
          20,900,000              14,200,000
          21,000,000              15,000,000
         and greater

                                        9

                                Schedule 1.6 (a)

           Corporate Expenses Excluded from Calculation of NCF Earnout

Corporate overhead expenses, as currently reported by the Company and as may be reported by the Company in the future including, but not limited to:

     1.   Regular Wages of Chief Executive Officer, Chief Financial Officer,
          Internet / New Media Business Development Manager, Financial Analyst,
          Recruiter and similar corporate positions

     2.   Bonuses, health care benefits, other benefits, payroll taxes and similar items on positions listed in #1 above

     3.   Mileage reimbursement, car allowances, travel & lodging, meals and entertainment and similar items on positions listed in #1 above

     4.   Board of Director expenses

     5.   Corporate office supplies, postage, dues, subscriptions, recruitment, telephone, banking and similar items

     6.   Corporate office rent, utilities and items of a similar nature

     7.   Professional services including legal fees, audit fees, tax fees, SEC reporting costs and related items and consulting fees

     8.   Directors and Officers / Employment Practices insurance premiums

     9.   Any costs associated with being a public company

                                       10

                                   SCHEDULE 2

                                COMPANY SCHEDULE

                       (Information Furnished Separately)

Schedule 2.1             -   Organization and Qualification

Schedule 2.2             -   Subsidiaries

Schedule 2.3             -   Capitalization

Schedule 2.4             -   Required Consents

Schedule 2.5             -   Compliance

Schedule 2.7             -   No Undisclosed Liabilities

Schedule 2.8             -   Absence of Certain Changes or Events

Schedules 2.9(a), (b)    -   Litigation

Schedules 2.10(a), (b)   -   Employee Benefit Plans

Schedule 2.12            -   Restrictions on Business Activities

Schedule 2.13(a)         -   Title to Property

Schedule 2.14            -   Taxes

Schedules 2.15(a), (d)   -   Environmental Matters

Schedule 2.16            -   Brokers; Third Party Expenses

Schedule 2.17            -   Intellectual Property

Schedules 2.18(a), (c)   -   Agreements, Contracts and Commitments

Schedule 2.19            -   Insurance

Schedules 2.20(a), (b)   -   Governmental Actions/Filings

Schedule 2.21            -   Interested Party Transactions

                                       11

                                   SCHEDULE 3
                                 PARENT SCHEDULE
                       (Information Furnished Separately)

Schedule 3.3(b)   -   Capitalization

Schedule 3.7(b)   -   SEC Filings; Financial Statements

Schedule 3.8      -   No Undisclosed Liabilities

Schedule 3.9      -   Absence of Certain Changes or Events

Schedule 3.13     -   Restrictions on Business Activities

Schedule 3.14     -   Title to Property

Schedule 3.15     -   Taxes

Schedule 3.17     -   Brokers

Schedule 3.19     -   Agreements, Contracts and Commitments

Schedule 3.21     -   Interested Party Transactions

Schedule 3.26     -   Governmental Filings

                                       12

                                  SCHEDULE 4.1
                     SELLER AND PURCHASER PERMITTED ACTIONS

SELLER PERMITTED ACTIONS:

A.   Sale of the following properties owned by Seller:

140 13th Street
Albany, MN  56307
(Land and Building)

303 North Galloway Avenue
Mesquite, TX  75149
(Land and Building)

B.   Omitted.

C.   Seller Contracts in the process of being negotiated:

     1.   Lease Agreement, dated January __, 2007, between Amendment I, Inc. and
          Saul Holdings Limited Partnership.

     2.   Lease Agreement dated January __, 2007 between the Seller and Allied
          Companies, LLC.

     3.   Master Services Agreement, dated ___, 2006, between McClatchy
          Resources, Inc. and Seller (covers purchases from Bowater America,
          Inc. and Tembec)

     4.   Lease Agreement, dated September 1, 2005, between the Seller and
          Phillips Properties, Inc., as amended June 27, 2006 and August 8,
          2006. Lease is scheduled to expire on March 31, 2007 and Seller plans to enter into a replacement lease in potentially a new location.

     5.   Commercial Printing Agreement between the Seller and Gannett Offset dated May 31, 2006 is scheduled to expire June 30, 2007 and Seller plans to enter into a replacement agreement with Gannett Offset or another commercial printer.

     6.   Health care, dental and other benefit annual renewals occurring on the
          February 1, 2007 renewal date.

     7.   Lease Agreement dated March 24, 2006 between Amendment I, Inc. and One
          Market St. Real Estate Holdings, LLC is scheduled to expire on March
          24, 2007 and Seller may extend this lease on a short term basis or enter into other arrangements if the office space at Lansdowne Town
          Center is not completed by such date.

     8.   Commercial insurance annual renewals occurring on the April 30, 2007 renewal date.

                                       13

D.   Employees:

     1.   Hiring of Bill Weaver as Dallas Group Publisher

     2.   Potential Hiring of Jack Bick as Collin County Publisher and Executive
          Editor

     3.   Salary increases to managers as included in Seller's 2007 budget

     4.   Minor modifications to the Employee Handbook relating to safety, paid time off utilization and dress code

     5.   Salary increases to key employees, consistent with past practices, to retain employment services

E.   Other:

Amendment of ACN Holding LLC agreement relating to the redemption provisions of the Senior Preferred Units which would result in a change in accounting for the accretion on the Senior Preferred Units

PURCHASER PERMITTED ACTIONS:

Purchaser may enter into definitive agreements with respect to the financing commitments referred to in Section 3.27.

Purchaser may borrow moneys from its officers to finance its operations through the Closing and issue notes to the lenders to evidence such borrowings.

                                       14